Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HOTEL ACQUISITION COMPANY, LLC,

HAC MERGER SUB, INC.,

HAC MERGER PARTNERSHIP, L.P.,

INTERSTATE HOTELS & RESORTS, INC.

and

INTERSTATE OPERATING COMPANY, L.P.

Dated as of December 18, 2009

i

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	8.1(a)
Active Employees	5.9(a)
Affiliate	8.1(b)
Agreement	Preamble
Amendments	6.2(d)
Authorized Committee	8.1(c)
Business Day	8.1(d)
Capitalization Date	3.10(a)
Certificates	8.1(e)
CG Commitment Letter	4.7
CG Financing	4.7
CG Investor	4.7
Closing	1.2
Closing Date	1.2
COBRA	3.18(g)
Code	8.1(f)
Common Share Merger Consideration	2.1(c)
Common Stock	3.10(a)
Company	Preamble
Company Actuarial Analyses	3.38(d)(3)
Company Adverse Recommendation Change	5.4(a)(3)
Company Adverse Recommendation Notice	5.4(d)(4)
Company Assets	3.9(b)
Company Benefit Plans	3.18(a)
Company Board Recommendation	3.3
Company Contracts	3.9(c)
Company Disclosure Letter	III
Company Employee	3.18(a)
Company Financial Advisor	3.31
Company Insurance Subsidiaries	3.38(a)
Company Marks	8.1(g)
Company Material Adverse Effect	8.1(h)
Company Merger	Recitals
Company Merger Certificate	1.3(a)
Company Merger Effective Time	1.3(a)
Company Officer	3.15(b)
Company Options	3.10(a)
Company Organizational Documents	3.5
Company Parties	7.6(f)
Company Permits	3.28(a)
Company Proxy Statement	3.8(b)
Company Rights	3.10(a)
Company SAP Statements	3.38(b)
Company SEC Reports	3.12(a)
Company Stock Award	2.4

Term	Section
Company Stock Award Plans	3.10(e)
Company Stockholders Meeting	3.8(b)
Company Termination Fee	7.6(b)
Confidentiality Agreement	5.3(b)
Continuation Period	5.9(a)
Contracts	8.1(i)
DGCL	Recitals
Dissenting Shares	2.5(a)
DRULPA	Recitals
Effect	8.1(h)
End Date	7.2(a)
Executive Order	3.39(a)
Environmental Claims	8.1(j)
Environmental Laws	8.1(k)
Environmental Permits	8.1(l)
Equity Commitment Letters	4.7
Equity Investors	4.7
ERISA	3.18(a)
ERISA Affiliate	3.18(d)
Exchange Act	3.8(b)
Excluded Shares	2.1(b)
Excluded Units	2.2(b)
Existing Financings	3.32
Existing Financing Documents	3.32
Expenses	5.15
Financing	4.7
Financing Term Sheets	3.17(c)
GAAP	3.13(a)(2)
Governmental Entity	3.8
Guarantors	Recitals
Hazardous Materials	8.1(m)
Hotel Permits	3.24(g)
HSR Act	3.8(d)
Improvements	3.24(e)
Indebtedness	3.17(a)(3)
Indemnified Parties	5.10(a)
Insurance Laws	3.38(c)
Intellectual Property	3.23
Intervening Event	8.1(n)
IRS	3.18(b)
Jin Jiang Guarantor	Recitals
Jin Jiang Limited Guarantee	Recitals
Joint Venture Assets	3.25(e)
Joint Venture Documents	3.25(a)
Joint Venture Interest Records	3.25(a)

v

Term	Section
Joint Venture Interests	3.25(a)
Joint Ventures	3.25(a)
JV Debt Documents	3.25(a)
JV Formation Documents	3.25(a)
Knowledge	8.1(o)
Laws	8.1(p)
Lease Documents	3.24(b)
Leased Properties	3.24(b)
Legal Actions	3.16
Liabilities	3.14
Licensed Intellectual Property	3.23
Liens	8.1(q)
Limited Guarantees	Recitals
Loan Documents	3.35
Loans	3.35
Managed Properties	3.26(a)
Management Agreements	3.26(a)
Material Contracts	3.17(a)(13)
Maximum Premium	5.10(c)
Mergers	Recitals
Merger Consideration	2.2(b)
Merger Sub	Preamble
Merger Partnership	Preamble
New Plans	5.9(c)
NYSE	8.1(r)
Old Plans	5.9(c)
OP Letter of Transmittal	2.3(c)(3)
OP Units	3.10(b)
OP Unit Merger Consideration	2.2(b)
Operating Partnership	Preamble
Orders	8.1(s)
Owned Hotels	3.24(a)
Owned Intellectual Property	3.23
Owned Real Properties	3.24(a)
Parent	Preamble
Parent Assets	4.5(b)
Parent Contracts	4.5(c)
Parent Expenses	7.6(c)
Parent Material Adverse Effect	8.1(t)
Partnership Merger	Recitals
Partnership Merger Certificate	1.3(b)
Partnership Merger Effective Time	1.3(b)
Patriot Act	3.39(a)
Paying Agent	2.3(a)
Payment Fund	2.3(b)
Permits	3.28(a)

Term	Section
Permitted Liens	3.24(a)
Person	8.1(u)
Post-Signing Returns	5.17(a)
Preferred Stock	3.10(a)
Prohibited Person	3.39(a)
Properties	3.24(a)
Property	3.24(a)
3.24(d)
Property Management Agreements	3.24(c)
Purchaser Parties	Preamble
Release	8.1(v)
Remediation	8.1(w)
Representatives	8.1(x)
Requisite Company Vote	8.1(y)
SAP	3.38(b)
Sarbanes-Oxley Act	3.12(b)
SEC	3.8(b)
Securities Act	3.12(a)
Settlement Agreement	3.17(a)(10)
Stock Award Consideration	2.4
Subsidiary	8.1(z)
Superior Proposal	8.1(aa)
Surviving Bylaws	1.5(b)
Surviving Charter	1.5(a)
Surviving Corporation	1.1(a)
Surviving Partnership	1.1(b)
Takeover Proposal	8.1(bb)
Tax Preservation Plan	3.40
Taxes	8.1(cc)
Tax Returns	8.1(dd)
Thayer Limited Guarantee	Recitals
Thayer Guarantor	Recitals
THI Commitment Letter	4.7
THI Financing	4.7
THI Investor	4.7
Treasury Regulations	8.1(ee)
Utilities	3.24(e)
Voting Agreements	Recitals
WARN	3.20(d)
Zoning Permits	3.24(f)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2009 (this "Agreement"), by and among Hotel Acquisition Company, LLC, a Delaware limited liability company ("Parent"), HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), HAC Merger Partnership, L.P., a Delaware limited partnership and a Subsidiary of Merger Sub ("Merger Partnership", and together with Parent and Merger Sub, the "Purchaser Parties"), Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company"), and Interstate Operating Company, L.P., a Delaware limited partnership (the "Operating Partnership").

RECITALS

(a)     The respective boards of directors of Merger Sub and the Company have approved and declared advisable, and the members of Parent have approved, this Agreement and the merger of Merger Sub with and into the Company (the "Company Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law ("DGCL").

(b)     The parties also wish to effect a merger of Merger Partnership with and into Operating Partnership (the "Partnership Merger" and, together with the Company Merger, the "Mergers") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA").

(c)     The Company, as the general partner of Operating Partnership, has approved this Agreement and the Partnership Merger upon the terms and subject to the conditions set forth in this Agreement.

(d)     Merger Sub, as the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and declared that this Agreement and the Partnership Merger are advisable upon the terms and subject to the conditions set forth in this Agreement.

(e)     Coliseum Capital Management, LLC (together with certain of its Affiliates), Thomas Hewitt, Leslie Ng, Bruce Riggins, Christopher Bennett and Samuel Knighton each has delivered a voting agreement in the form attached hereto as Exhibit A (the "Voting Agreements"), whereby each has agreed, subject to the terms and conditions contained therein, to vote the shares of Common Stock owned by such stockholder at the Company Stockholders Meeting for the adoption of the Agreement and the consummation of the Company Merger.

(f)     Concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, (i) Thayer Hotel Investors V-A, L.P., a Delaware limited partnership (the "Thayer Guarantor") has provided a limited guarantee in favor of the Company and the Operating Partnership (the "Thayer Limited Guarantee"), which Thayer Limited Guarantee provides for a limited guarantee by the Thayer Guarantor of certain obligations of Parent under this Agreement to the extent expressly provided in the Thayer Limited Guarantee; (ii) Capital Gathering, LLC has contributed Thirty-Eight Million

Dollars ($38,000,000) in cash or other immediately available funds to Parent; and (iii) Shanghai Jin Jiang International Hotels (Group) Company Limited (the "Jin Jiang Guarantor" and together with the Thayer Guarantor, the "Guarantors") has provided a guarantee in favor of the Company and the Operating Partnership (the "Jin Jiang Limited Guarantee" and collectively with the Thayer Limited Guarantee, the "Limited Guarantees"), which provides for a limited guarantee by the Jin Jiang Guarantor of certain obligations of Parent under this Agreement to the extent expressly provided in the Jin Jiang Limited Guarantee.

(g)     The Purchaser Parties, the Company and Operating Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe certain conditions to the Mergers.

(h)     Certain capitalized terms used in this Agreement have the meanings specified in Section 8.1.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1	The Mergers.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Company Merger Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Company Merger (the "Surviving Corporation") and (iii) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

(b)     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, immediately following the Company Merger Effective Time, on the same day thereof and as part of a single overall transaction with the Company Merger and pursuant to an integrated plan, at the Partnership Merger Effective Time, (i) Merger Partnership shall be merged with and into Operating Partnership and (ii) the separate partnership existence of Merger Partnership shall cease and Operating Partnership shall continue its existence under Delaware law as the surviving partnership in the Partnership Merger (the "Surviving Partnership").

Section 1.2     Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Mergers (the "Closing") shall take place (a) at the offices of Hogan & Hartson LLP, 555 13th Street, N.W., Washington, DC 20004, at 10:00 a.m. on the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VI (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing in accordance with this Agreement) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

Section 1.3	Company Merger Effective Time; Partnership Merger Effective Time.

(a)     At the Closing, Parent and the Company shall cause a certificate of merger (the "Company Merger Certificate") to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Company Merger shall become effective when the Company Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time (not later than 30 days after acceptance for record) as Parent and the Company may agree prior to Closing and specify in the Company Merger Certificate in accordance with the DGCL (the "Company Merger Effective Time").

(b)     At the Closing, immediately after the Company Merger Effective Time and on the same day thereof, Operating Partnership and Merger Partnership shall cause a certificate of merger (the "Partnership Merger Certificate") to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective when the Partnership Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time (not later than 30 days after acceptance for record) as Parent and the Company may agree prior to Closing and specify in the Partnership Merger Certificate in accordance with the DRULPA (the "Partnership Merger Effective Time").

Section 1.4	Effects of the Mergers.

(a)     The Company Merger shall have the effects set forth in Section 259 of the DGCL and this Agreement.

(b)     The Partnership Merger shall have the effects set forth in Section 17-211 of the DRULPA and this Agreement.

Section 1.5	Company Matters

(a)     Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Company Merger Effective Time, be amended to read in its entirety as set forth on Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Charter") until amended as provided in the Surviving Charter or by applicable Laws.

(b)     Bylaws. The bylaws of the Company in effect immediately prior to the Company Merger Effective Time shall, at the Company Merger Effective Time, be amended to read in their entirety as set forth on Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation (the "Surviving Bylaws") until amended as provided in the Surviving Charter, in the Surviving Bylaws or by applicable Laws.

(c)     Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Company Merger Effective Time shall be, from and after the Company Merger Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

(d)     Officers. The officers of Merger Sub immediately prior to the Company Merger Effective Time shall be, from and after the Company Merger Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 1.6	Partnership Matters.

(a)     Certificate of Limited Partnership. The certificate of limited partnership of Operating Partnership in effect immediately prior to the Partnership Merger Effective Time shall be, from and after the Partnership Merger Effective Time, the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Laws.

(b)     Partnership Agreement. The limited partnership agreement of Operating Partnership in effect immediately prior to the Partnership Merger Effective Time shall be, from and after the Partnership Merger Effective Time, the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Laws.

(c)     General Partner. The Surviving Corporation shall be the general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time.

(d)     Officers. The officers of Merger Partnership immediately prior to the Partnership Merger Effective Time shall be, from and after the Partnership Merger Effective Time, the officers of the Surviving Partnership, each to hold office in accordance with the limited partnership agreement of the Surviving Partnership.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK AND PARTNERSHIP INTERESTS

Section 2.1    Conversion of Capital Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)     Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)     Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Company Merger Effective Time collectively, the "Excluded Shares")

(shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)     Conversion of Common Stock. Subject to Section 2.1(b) and Section 2.5, each share of Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to $2.25 per share (the "Common Share Merger Consideration"). All shares of Common Stock that have been converted pursuant to this Section 2.1(c) shall be canceled automatically and shall cease to exist, and the holders of Certificates which immediately prior to the Company Merger Effective Time represented those shares shall cease to have any rights with respect to those shares, other than the right to receive the Common Share Merger Consideration for each share of Common Stock formerly represented by such Certificates upon surrender thereof in accordance with Section 2.3.

Section 2.2     Conversion of Operating Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Operating Partnership, Merger Partnership or the holder of any partnership interest of Operating Partnership:

(a)     Conversion and Cancellation of Interests in Merger Partnership. Each partnership interest in Merger Partnership shall automatically be converted into a limited partnership interest in the Surviving Partnership, such that, giving effect to the remaining provisions of this Section 2.2, upon the Partnership Merger Effective Time, Parent shall hold a 0.99% limited partnership interest in the Surviving Partnership and the Company shall hold a 1% general partnership interest and a 98.01% limited partnership interest in the Surviving Partnership.

(b)     Conversion of OP Units. Each OP Unit (other than any OP Unitsheld by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries ("Excluded Units"), which Excluded Units shall remain outstanding and unchanged as units of limited partnership interest in the Surviving Partnership) shall be converted into the right to receive an amount in cash, without interest, equal to the Common Share Merger Consideration per OP Unit on an as-converted basis (the "OP Unit Merger Consideration", and together with the Common Share Merger Consideration, the "Merger Consideration").

(c)     General Partner of Surviving Partnership. The general partner interests of Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the limited partnership agreement of the Surviving Partnership.

Section 2.3	Surrender of Certificates and Exchange of OP Units.

(a)     Paying Agent. Prior to the Company Merger Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Mergers (the "Paying Agent") and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

(b)    Payment Fund. Concurrently with the Company Merger Effective Time, Parent shall provide funds to the Paying Agent in amounts necessary for the payment of the aggregate Merger Consideration payable under Sections 2.1(c) and 2.2(b). Such funds provided to the Paying Agent are referred to as the "Payment Fund."

(c)	Payment Procedures.

(1)	Letters of Transmittal.

(i)     Promptly after the Company Merger Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than Excluded Shares) (1) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and (2) instructions for surrendering Certificates.

(ii)     Promptly after the Partnership Merger Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of OP Units (other than Excluded Units) (1) a letter of transmittal in customary form and (2) instructions for use in exchanging of OP Units for the OP Unit Merger Consideration.

(2)     Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by Parent or the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor the applicable Common Share Merger Consideration payable in respect of the number of shares of Common Stock formerly represented by that Certificate less applicable Taxes required to be withheld in accordance with Section 2.3(i) with respect to such payment. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(3)     Exchange of OP Units. Upon delivery to the Paying Agent of a duly executed letter of transmittal (an "OP Letter of Transmittal") and any other documents reasonably required by Parent or the Paying Agent, a holder of OP Units (other than Excluded Units) shall be entitled to receive in exchange therefor the applicable OP Units Merger Consideration payable in respect of the number of OP Units formerly held by such holder of OP Units less applicable Taxes required to be withheld in accordance with Section 2.3(i) with respect to such payment.

(4)     Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name (x) the surrendered Certificate is registered or (y) the transfer records of the Operating Partnership indicate is the owner of such OP Units, as applicable, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate or OP Letter of Transmittal, as applicable, is accompanied by all documents reasonably required to evidence and effect such transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(5)     No Other Rights. Until surrendered in accordance with this Section 2.3(c), each Certificate shall be deemed, from and after the Company Merger Effective Time, to represent only the right to receive the applicable Common Share Merger Consideration. Any Common Share Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Common Stock formerly represented by it. Until exchanged in accordance with Section 2.3(c)(3), each OP Unit (other than Excluded Units) shall be deemed, from and after the Partnership Merger Effective Time, to represent only the right to receive the applicable OP Unit Merger Consideration. Any OP Unit Merger Consideration paid upon the exchange of any OP Unit shall be deemed to have been paid in full satisfaction of all rights pertaining to such OP Unit.

(d)     No Further Transfers. At the Company Merger Effective Time, the stock transfer books of the Company and the limited partnership interest transfer books of Operating Partnership shall be closed and there shall be no further registration of transfers of the shares of Common Stock or OP Units that were outstanding immediately prior to the Company Merger Effective Time (except for transfers of Excluded Shares or Excluded Units). If, after the Company Merger Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(e)     No Liability. None of Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent shall be liable to any holder of OP Units or Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(f)     Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amount in excess of the amounts payable under Sections 2.1(c) and 2.2(b) shall be paid promptly to Parent.

(g)     Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of OP Units or Certificates one hundred eighty (180) days after the Company Merger Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of OP Units or Certificates who has not complied with this Article II shall look only to Parent for payment of the applicable Merger Consideration (less applicable Taxes required to be withheld in accordance with Section 2.3(i) with respect to such payment).

(h)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the execution and delivery of an indemnity agreement by such Person in the form reasonably required by Parent or the Paying Agent to provide indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the applicable Merger Consideration (less applicable Taxes required to be withheld in accordance with Section 2.3(i) with respect to such payment) to such Person in exchange for such lost, stolen or destroyed Certificate.

(i)     Withholding Rights. Each of Parent, the Surviving Corporation, the Surviving Partnership and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or OP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law including any withholding required under Section 1445 of the Code; provided that, for the avoidance of doubt, no withholding will be required pursuant to Section 1445 of the Code on payments of the Common Share Merger Consideration if the Common Stock of the Company is "regularly traded" (within the meaning of Temporary Treasury Regulation Section 1.897-9T(d)) during the calendar quarter ending prior to the quarter in which the Company Merger Effective Time occurs; and provided further, that no deduction or withholding from the consideration otherwise payable pursuant to this Agreement to any holder of OP Units shall be made if such holder is able to provide an affidavit, sworn to and signed under penalty of perjury, setting forth the holder's name, address and Federal tax identification number and stating that the holder is not a "foreign person" within the meaning of Section 1445 of the Code. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock or OP Units in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, as the case may be.

Section 2.4     Stock Options and Restricted Stock Awards. The Company shall take all requisite action so that, as of the Company Merger Effective Time, each restricted stock award and each option to acquire shares of Common Stock (each, a "Company Stock Award"), outstanding immediately prior to the Company Merger Effective Time, whether or not then exercisable or vested, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be converted into the right to receive an amount in cash, without interest, equal to the Stock Award Consideration multiplied by the aggregate number of shares of Common Stock in respect of such restricted stock awards and options, immediately prior to the Company Merger Effective Time. "Stock Award Consideration" means (x) in the case of an option, the excess, if any, of the Common Share Merger Consideration over the per share exercise or purchase price of the applicable stock option and (y) in the case of a restricted stock award, the Common Share Merger Consideration. The payment of the Stock Award Consideration to the holder of a Company Stock Award shall be reduced by any applicable Taxes required to be withheld in accordance with Section 2.3(i) with respect to such payment. To the extent that any amounts are so withheld and fully paid to the appropriate Governmental Entity or Governmental Entities, those amounts shall be treated as having been paid to the holder of that Company Stock Award for all purposes under this Agreement. All Company Stock Awards shall be cancelled and all Company Stock Award Plans shall terminate at the Company Merger Effective Time.

Section 2.5	Dissenting Shares.

(a)     Notwithstanding anything to the contrary in this Agreement, any shares of Common Stock outstanding immediately prior to the Company Merger Effective Time for which the holder thereof (i) has not voted in favor of the Company Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Common Share Merger Consideration in accordance with Section 2.1(c). At the Company Merger Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b)     Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder's shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Company Merger Effective Time into the right to receive the Common Share Merger Consideration upon surrender of the Certificate formerly representing such shares in accordance with Section 2.3.

Section 2.6     Adjustments to Prevent Dilution. Without limiting the obligations of the Company under Section 5.1, in the event that the Company changes the number of shares of Common Stock or OP Units or other securities convertible or exchangeable into or exercisable for shares of Common Stock or OP Units issued and outstanding prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OPERATING PARTNERSHIP

Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided that any fact or condition disclosed in any section of such disclosure letter will be deemed to be disclosed in any other section of such disclosure letter or for purposes of any other representation or warranty made elsewhere in Article III of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other section of such disclosure letter (notwithstanding the omission of a reference or cross reference thereto) or such other representation or warranty) delivered by the Company and Operating Partnership to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") or the Company SEC Reports filed prior to the date of this Agreement, the Company and Operating Partnership hereby jointly and severally represent and warrant to the Purchaser Parties that:

Section 3.1     Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2     Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited partnership, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.3	Authorization

(a)     The Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The board of directors of the Company unanimously has adopted resolutions: (i) approving and declaring advisable the Company Merger, the Partnership Merger, this Agreement and the transactions contemplated by this Agreement; (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enters into this Agreement and consummate the Company Merger upon the terms and subject to the conditions set forth in this Agreement; (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) recommending to the stockholders of the Company that they adopt this Agreement (collectively, the "Company Board Recommendation"). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b)     Operating Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Operating Partnership of this Agreement and the consummation by Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action on behalf of Operating Partnership. The Company, as general partner of the Operating Partnership, has approved this Agreement and the Partnership Merger, and no other partnership proceedings or vote on the part of Operating Partnership or its partners are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the filing and recordation of appropriate merger documents as required by the DRULPA.

Section 3.4     Enforceability. This Agreement has been duly executed and delivered by the Company and Operating Partnership and, assuming the due authorization, execution and delivery of this Agreement by each of the Purchaser Parties, constitutes a legal, valid and binding agreement of the Company and Operating Partnership, enforceable against the Company and Operating Partnership in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity.

Section 3.5     Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents), each as amended to date, of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the "Company Organizational Documents"). Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the Company Organizational Documents in any material respect.

Section 3.6     Minute Books. The Company has made available to Parent correct and complete copies of the minutes (if any) of all meetings of the stockholders, partners, members, the boards of directors and each committee of the boards of directors of the Company and each of its Subsidiaries held since January 1, 2007; provided that the Company shall not be obligated to make available (and has not made available) any minutes of meetings to the extent such minutes relate to any potential sale of the Company, any of its Subsidiaries or any of their respective material assets or otherwise related to deliberations by the board of directors of the Company with respect to the consideration of strategic alternatives.

Section 3.7     Subsidiaries. A correct and complete list of all Subsidiaries of the Company and other Persons in which the Company or any Subsidiary owns, directly or indirectly, capital stock or other equity interests, together with their respective jurisdictions of organization and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary or other Person that is held by the Company or any Subsidiary as of the date hereof, is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each such Subsidiary is wholly-owned by the Company, directly or indirectly, free and clear of all Liens except as set forth in Section 3.10(h) or Section 3.32 of the Company Disclosure Letter, and (b) neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company.

Section 3.8     Governmental Authorizations. Except as set forth in Section 3.8 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and Operating Partnership and the consummation by the Company and Operating Partnership of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a "Governmental Entity"), other than:

(a)     the filing of the Company Merger Certificate and Partnership Merger Certificate with the Secretary of State of the State of Delaware;

(b)     the filing with the Securities and Exchange Commission (the "SEC") of (i) a proxy statement (the "Company Proxy Statement") relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the "Company Stockholders Meeting") and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the "Exchange Act");

(c)	compliance with the NYSE rules and regulations;

(d)     the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable;

(e)     compliance with any applicable state, federal or foreign Laws governing the sale of liquor.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 3.8(e) shall not be a condition to the Closing or be deemed to have, result in, or cause a Company Material Adverse Effect.

Section 3.9     Non-Contravention. The execution, delivery and performance of this Agreement by the Company and Operating Partnership and the consummation by the Company and Operating Partnership of the transactions contemplated by this Agreement do not and will not (in each case, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made):

(a)     contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b)     contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries ("Company Assets") are bound, other than as set forth in Section 3.9(b) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(c)     result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both), result in a material loss of a benefit or trigger any payments under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, "Company Contracts") or any Company Permit, other than as set forth in Section 3.9(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(d)     require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts or any Company Permits, other than as set forth in Section 3.9(d) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(e)     give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations or give rise to a right or obligation to purchase or sell assets or securities under any Company Contracts, other than as set forth in Section 3.9(e) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect; or

(f)     cause the creation or imposition of any Liens on any Company Assets, other than as set forth in Section 3.9(f) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect.

Section 3.10	Capitalization; Options.

(a)     As of the date of this Agreement, the Company's authorized capital stock consists solely of 250,000,000 shares of common stock, par value of $.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.0l per share (the "Preferred Stock"). As of December 16, 2009 (the "Capitalization Date"), 33,394,358 shares of Common Stock were issued and outstanding, including 1,225,125 shares of restricted stock issued under the Company Stock Award Plans subject to vesting restrictions as of such date; 31,456 shares of Common Stock were held in treasury and no shares of Common Stock were held by any Subsidiary of the Company; and no shares of Preferred Stock were issued and outstanding. As of the Capitalization Date, (i) options to purchase 300,707 shares of Common Stock (the "Company Options") were outstanding and (ii) 56,826 shares of Common Stock were reserved for issuance upon the redemption of the OP Units. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of shares of Common Stock pursuant to the exercise of Company Options outstanding as of the Capitalization Date and other than pursuant to the exchange of OP Units for Common Stock, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Options. Under the Company's Tax Preservation Plan, on September 24, 2009, the board of directors of the Company reserved a series of preferred stock to be designated as the "Series A Junior Participating Preferred Stock," par value $.01 per share, which are issuable in connection with the rights to purchase those shares (the "Company Rights") issued under the Tax Preservation Plan.

(b)     The outstanding partnership interests of Operating Partnership consist solely of (i) the general partnership interest held by the Company and (ii) Class A units of limited partnership interest (such Class A units, collectively, the "OP Units"). As of the Capitalization Date, there were 33,451,184 OP Units issued and outstanding. As of the date of this Agreement, 33,394,358 of the issued and outstanding OP Units are held, directly or indirectly, by the Company, free and clear of any Liens except as set forth in Section 3.10(h) or Section 3.32 of the Company Disclosure Letter, and as of the Capitalization Date the remaining 56,826 OP Units are owned of record as set forth in Section 3.10(b) of the Company Disclosure Letter. The OP Units are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable securities laws. The Company is the sole general partner of Operating Partnership.

(d)     Except as set forth above or as set forth in Sections 3.10(b) or 3.10(c) of the Company Disclosure Letter, as of the date hereof, there are no shares of capital stock or options, warrants, subscription rights, calls or other securities exercisable for, convertible into or exchangeable for or rights to acquire shares of capital stock or equity interests of the Company or its Subsidiaries authorized, issued, outstanding or reserved for issuance.

(d)     All shares of Common Stock that are outstanding are, and all shares of Common Stock that are subject to issuance, upon issuance prior to the Company Merger Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable will be, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(e)     Set forth on Section 3.10(e) of the Company Disclosure Letter is a complete and correct list of all plans under which the Company has made the outstanding Company Stock Awards (the "Company Stock Award Plans"). The Company has made available to Parent correct and complete copies of all Company Stock Award Plans and all forms of options and other stock-based awards issued under those Company Stock Award Plans.

(f)     Each outstanding share of capital stock, limited liability company membership, partnership and other equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, other than as set forth in Section 3.10(f) of the Company Disclosure Letter.

(g)     Except as set forth in this Section 3.10 or as set forth in Section 3.10(g) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock, OP Units or any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or (ii) to provide any funds to, make any investment in (whether in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to (A) the Company or any Subsidiary of the Company or (B) any other Person.

(h)     As of the date of this Agreement, the only outstanding Indebtedness of the Company or its Subsidiaries (including Operating Partnership) is set forth in Section 3.10(h) of the Company Disclosure Letter.

Section 3.11	Voting.

(a)     The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or the capital stock or other equity interests of any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, the DRULPA, other applicable Laws or otherwise) to approve and adopt this Agreement, the Mergers and the transactions contemplated hereby and thereby.

(b)     Except for the Voting Agreements and except as set forth in Section 3.11(b) of the Company Disclosure Letter, (i) as of the date hereof, there are no stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary and (ii) there are no bonds, debentures, notes or other instruments of Indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote or any matters on which partners of Operating Partnership may vote.

Section 3.12	SEC Reports, Sarbanes-Oxley and NYSE Matters.

(a)     All forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2007 (collectively, the "Company SEC Reports") have been timely filed by the Company with the SEC. The Company SEC Reports filed prior to the date hereof (a) were prepared in accordance with the requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act and other applicable Laws and complied in all material respects with all such applicable requirements, and (b) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, except to the extent corrected by a subsequent amendment thereto or a subsequent Company SEC Report. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2007 through the date of this Agreement. As of the date of this Agreement, there are no outstanding and unresolved comments from the SEC with respect to any Company SEC Reports. Except as set forth on Section 3.12(a) of the Company Disclosure Letter, between the date of the Company's last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC in a future proxy statement filed with the SEC.

(b)     The Company is in compliance, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. No action of the NYSE relating to the continued listing thereon of the Common Stock is currently pending or, to the Knowledge of the Company, threatened. The Company has made available to Parent copies of all material correspondence between the NYSE, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2007 through the date of this Agreement.

(c)     The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d)     Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and, to the knowledge of such certifying officers and the Knowledge of the Company, the statements contained in such certifications are true and correct.

Section 3.13	Financial Statements.

(a)     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports (including, in each case, any notes thereto):

(1)     complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(2)     were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(3)     fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments). Except as set forth in Section 3.13(a)(iii) of the Company Disclosure Letter, all of the Company's Subsidiaries are consolidated for accounting purposes.

(b)     Except as set forth in Section 3.13(b) of the Company Disclosure Letter, the Company has not received any oral or written notification of a "reportable condition" or "material weakness" in the Company's internal controls and, to the Knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a "reportable condition" or "material weakness" in the internal controls of the Company. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statement of Auditing Standards 60, as in effect on the date hereof.

(c)     The books of account and other financial records of the Company and the Subsidiaries are true, complete and correct in all material respects, have been prepared and maintained in reasonable detail, and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company.

(d)     The Company has devised and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.14     Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, "Liabilities") of the Company or any of its Subsidiaries

which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:

(a)     Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2009 or the footnotes thereto set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009;

(b)     Liabilities incurred since September 30, 2009 in the ordinary course of business consistent with past practices;

(c)	Liabilities that would not have a Company Material Adverse Effect; and

(d)     Liabilities set forth in the Company Disclosure Letter, including Section 3.14(d) of the Company Disclosure Letter.

Section 3.15     Absence of Certain Changes. Since September 30, 2009, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practices and:

(a)	there has not been any Company Material Adverse Effect;

(b)     there has not been: (i) except as required by Law, or as described in Section 3.15(b) of the Company Disclosure Letter, any adoption, entry into, termination or amendment of any Company Benefit Plan, any collective bargaining agreement or any employment agreement (in the case of the latter which would provide for annual compensation in excess of $150,000); (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any corporate-level employee of the Company or any of its Subsidiaries with the title of Vice President or higher or any executive officer of the Company within the meaning of Rule 3b-7 under the Exchange Act (each, a "Company Officer") or to any employee other than a Company Officer with respect to whom such increase or payment is not subject to a contractual reimbursable obligation of a third-party hotel owner; (iii) amendment or acceleration of payments, right to payment or vesting of any compensation or benefits for any Company Officer, or to any employee other than a Company Officer with respect to whom such amendment, acceleration, right or vesting is not subject to a contractual reimbursable obligation of a third-party hotel owner; (iv) payment of any benefit to any Company Officer or to any employee other than a Company Officer with respect to whom such payment is not subject to a contractual reimbursable obligation of a third-party hotel owner not provided for under any Company Benefit Plan; (v) grant of any material awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock other than as shown in Section 3.15(b)(v) of the Company Disclosure Letter; or (vi) any action other than in the ordinary course of business to fund or in any other way secure payment of compensation or benefits under any Company Benefit Plan;

(c)     as of the date hereof, the Company has not received written notice of any resignation or termination, or threatened resignation or termination, of the employment of any executive officers of the Company; and

(d)     neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof, other than as set forth in Section 3.15(d) of the Company Disclosure Letter.

Section 3.16     Litigation. Except as set forth in Section 3.16 of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, "Legal Actions") pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or the Company Assets, or (b) any director, officer or employee of the Company or any of its Subsidiaries, in each case other than Legal Actions that would not have a Company Material Adverse Effect. There are no Orders outstanding against the Company, any of its Subsidiaries or the Company Assets, other than Orders that would not have a Company Material Adverse Effect. Other than pursuant to Company Organizational Documents or as set forth in Section 3.17(a) of the Company Disclosure Letter, no Contract between the Company or any Subsidiary and any current or former director or officer of the Company or the Operating Partnership exists that provides for indemnification.

Section 3.17	Contracts.

(a)     Section 3.17(a) of the Company Disclosure Letter contains a list of the following Company Contracts (with the exception of the agreements set forth in Sections 3.18(a) (Benefit Plans), 3.24 (Owned and Leased Real Property), 3.25 (Joint Ventures) and 3.26 (Managed Real Property), 3.29(a) (Insurance Policies), 3.32 (Existing Financing) and 3.35 (Company Loans) of the Company Disclosure Letter) as of the date hereof:

(1)     any Contract, for the purchase of materials, supplies, goods or equipment that is not terminable without penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments from the Company and the Subsidiaries of $250,000 or more, or (B) aggregate payments from the Company and the Subsidiaries of $500,000 or more;

(2)     any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Subsidiary of the Company or the Operating Partnership;

(3)     any Contract (other than among Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens (other than a Permitted Lien) or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). "Indebtedness" means, without duplication, (A) indebtedness for borrowed money (excluding any interest thereon), whether secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations (but excluding obligations under equipment leases), (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any Indebtedness of any other Person;

(4)     any Contract currently required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act;

(5)     any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(6)     any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate entered into within 18 months of the date hereof or in respect of which the applicable transaction had not been consummated, and any term sheets or letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any of the foregoing in this clause (vi);

(7)     any Contract entered into within 18 months of the date hereof for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in Section 3.17(a)(vi)) or capital stock or other equity interests of another person for aggregate consideration in excess of $250,000, in each case other than in the ordinary course of business and in a manner consistent with past practice, and any term sheets or letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any of the foregoing in this clause (vii);

(8)     other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of its Subsidiaries has, or expects to incur, an obligation in excess of $500,000 in the aggregate that has not been satisfied as of the date hereof;

(9)     any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $250,000 or more;

(10)     any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability under any purchase price adjustment that, in each case, could reasonably be expected to result in future payments by the Company or such Subsidiary of more than $250,000 or any Contract relating to the settlement or proposed settlement of any Legal Action (a "Settlement Agreement"), which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $250,000;

(11)     any Contract for the employment of, or receipt of any services from, any director, Company Officer or other employee on a full-time, part-time, consulting or other basis providing annual cash compensation from the Company or any Subsidiary in excess of $250,000;

(12)     any Contract that provides for severance, termination, consulting or similar pay to any of the Company Officers; and

(13)     any Contract (other than Contracts referenced in clauses (1) through (12) of this Section 3.17(a)) which by its terms calls for payments (other than payments that are subject to a contractual reimbursement obligation of a third-party hotel owner) by the Company and the Subsidiaries in excess of $500,000 (the Contracts described in clauses (1) through (13) of this Section 3.17(a), and those agreements set forth in Sections 3.24 (Owned and Leased Real Property), 3.25 (Joint Ventures) and 3.26 (Managed Real Property) of the Company Disclosure Letter, in each case, together with all exhibits and schedules thereto but excluding any non-binding or preliminary term sheets or letters of intent, being, the "Material Contracts").

(b)     Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Company's Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries has received any written notice of default under any such Material Contract, and (iii) to the Company's Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms against the Company or Subsidiary party thereto and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c)     Section 3.17(c) of the Company Disclosure Letter sets forth a list of all term sheets and letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to the potential incurrence by the Company or its Subsidiaries of Indebtedness for money borrowed or the refinancing thereof ("Financing Term Sheets"). The Company has made available to Parent true and complete copies of all Financing Term Sheets.

Section 3.18	Benefit Plans.

(a)     Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of (i) each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other stock purchase, stock option, phantom equity or stock equivalent, severance, termination indemnity, redundancy pay, employment, consulting, change-of-control, collective bargaining, bonus, thirteenth month, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, incentive, deferred compensation, fringe benefit, and any other benefit plan, agreement, program, policy, contract, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, mandated under local Law, voluntary, private, funded or unfunded, financed by the purchase of insurance, contributory or non-contributory (excluding hotel-specific bonus plans the costs of which are subject to a contractual reimbursable obligation of third-party hotel owners), under which (A) any current director, officer or employee of the Company or its Subsidiaries (each, a "Company Employee"), whether working in the U.S. or outside of the U.S., has any present or future right to benefits, or (B) the Company, or any of its Subsidiaries, as the case may be, has any present or future Liabilities. All such plans, agreements, programs, policies, contracts, commitments and arrangements that are not multiemployer plans within the meaning of Section 3(37) of ERISA are collectively referred to as the "Company Benefit Plans."

(b)     With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan documents and agreements and related trust agreements (or other funding vehicles), and where a Company Benefit Plan is not otherwise in writing, a written description of such Company Benefit Plan; (ii) the most recent summary plan descriptions and material written employee communications; (iii) the most recent annual report (including all schedules); (iv) the most recent actuarial valuation report (if any), annual audited financial statements and opinion; (v) the Forms 5500 and attached schedules for the most recent two (2) plan years; (vi) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"); and (vii) all material communications with any Governmental Entity given or received within the past three (3) years.

(c)     All contributions required to be made to any Company Benefit Plan under applicable Law and the terms of such Company Benefit Plan and all premiums due or payable with respect to insurance contracts funding any Company Benefit Plan, for any period up to and through the Closing Date, have been timely made or paid in full, or to the extent not required to be to be made or paid on or before the Closing Date, have been properly reflected in the financial statements of the Company or Subsidiary, as the case may be, except for failures to make, pay or reflect such contributions that would not reasonably be expected to have a Company Material Adverse Effect. All amounts properly accrued as Liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the Company's SEC Reports, to the extent required by GAAP, and have been appropriately reflected on the financial statements of the sponsor of the Company Benefit Plan in accordance with local law, past practice and generally accepted accounting principles in each jurisdiction. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company, or any Subsidiary, relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan. Except as set forth in Section 3.18(c) of the Company Disclosure Letter, each Company Benefit Plan that is a defined benefit pension plan owns assets (including cash, insurance contracts and other property) with a fair market value, as of December 31, 2008, equal to or greater than the projected benefit obligation, as defined in the Statement of Financial Accounting Standards No. 87, using assumptions provided by Parent, and as calculated by Parent's actuaries, with respect to all participants covered by such plan.

(d)     Except as set forth in Section 3.18(d) of the Company Disclosure Letter, neither the Company nor any trade or business that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code (each, an "ERISA Affiliate") maintains or contributes to: (i) and has not within the preceding five (5) years maintained or contributed to, or had during such period the obligation to maintain or contribute to, nor does the Company or any ERISA Affiliate have any unsatisfied obligation with respect to, any Company Benefit Plan that constitutes a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA, or any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) or any "multiple employer plan" (within the meaning of Section 413(c) of the Code); (ii) any Company Benefit Plan subject to Title IV of ERISA; (iii) any voluntary employees' beneficiary association under Section 501(c)(9) of the Code; (iv) any organization or trust described in Section 501(c)(17) or 501(c)(2)) of the Code; (v) any welfare benefit fund as defined in Section 419(e) of the Code); (vi) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies); or (vii) any Company Benefit Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control (within the meaning of Section 3(4)) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any material liability that has not been satisfied in full as a result of a "complete withdrawal" or a "partial withdrawal" (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past five years from any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

(e)     Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded, operated, established and administered in compliance with its terms and all applicable Laws. The Company has complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act of 1993. All nonstatutory stock options granted by the Company were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code, to the extent such options would be subject to Section 409A of the Code. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. Except as set forth in Section 3.18(e) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, with respect to each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code, (i) such plan has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption. With respect to each Company Benefit Plan, as of the date hereof (x) no Legal Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (y) no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Actions, and (z) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entities are pending, in progress or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC).

(f)     Each Company Benefit Plan which is a "group health plan" within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions of the Consolidated Omnibus Budget Recommendation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

(g)     Except as set forth in Section 3.18(g) of the Company Disclosure Letter: (i) there are no Company Benefit Plans under which welfare benefits are provided to Company Employees beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws (collectively, "COBRA"), the cost of which is fully paid by such Company Employees or their dependents, taking into account, if applicable, any reimbursement to the Company by a governmental entity under the American Recovery and Reinvestment Act of 2009, unfunded Company Benefit Plan obligations with respect to any Company Employees that are not fairly reflected by reserves shown on the most recent financial statements of the Company, or an ERISA Affiliate, as the case may be; and (ii) the provision of postretirement welfare benefits under any Company Benefit Plan (other than those required to be provided under COBRA or any employment agreement set forth in Section 3.18(a) of the Company Disclosure Letter) may be terminated at any time by the Company without Liability to the Company or an ERISA Affiliate.

(h)     Except as set forth in Section 3.18(h) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; (v) require the Company or any Subsidiary to "gross up" or otherwise compensate any individual because of any tax imposed under Section 4999 of the Code on such payment; (vi) result in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code or (vii) cause the Company, or any Subsidiary to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity based award.

(i)     Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(j)     Except as provided in Section 3.18(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract providing a future obligation, or has communicated in writing any intention to any Company Employee, to create any additional Company Benefit Plans or to modify any existing Company Benefit Plan.

(k)     Except as disclosed in Section 3.18(k) of the Company Disclosure Letter, no capital stock or other securities of the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Benefit Plan.

(l)     Except as set forth in Section 3.18(l) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States or covers Company Employees who work or reside outside of the United States.

Section 3.19     Executive and Director Loans. Except as set forth in Section 3.19 of the Company Disclosure Letter, there are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the Company.   Since

the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any such executive officers or directors.

Section 3.20	Labor Relations.

(a)     The Company has previously provided to the Purchaser Parties an accurate and complete list of all Company Officers, along with the position and salary level as of the date hereof for the top twenty Company Officers (measured in terms of total annual cash compensation).

(b)     Set forth in Section 3.20(b)(i)(A)of the Company Disclosure Letter is each collective bargaining, works council employee representative and each other Contract reasonably material to the operation of the Company's business with any labor union, works council, or representative of any employee group that covers the terms of employment of a Company Employee. Except as set forth in Section 3.20(b)(i)(B) of the Company Disclosure Letter, no such Contract is being negotiated by the Company or by any of its Subsidiaries. To the Knowledge of the Company, there are no union organizing efforts, election, unfair labor practices or other activities which have been conducted or threatened at any time within the last three (3) years or are now being conducted by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Company Employee. Except as set forth in Section 3.20(b)(ii) of the Company Disclosure Letter, there is no union, works council, employee representative or other labor organization which, pursuant to applicable Law or pursuant to a Contract, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. Except as set forth in Section 3.20(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries currently has, nor to the Knowledge of the Company, is there now threatened, a labor strike, picket, work stoppage, work slowdown, lockout or other organized labor dispute (excluding immaterial grievance processes). To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to any such action, nor does the Company or any of its Subsidiaries contemplate a lockout of any Company Employees.

(c)     Except as set forth in Section 3.20(c) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and their own policies relating to labor and employment matters, including all applicable Laws relating to fair employment practices, terms and conditions of employment, contractual obligations, profit sharing, wage and hours, collective bargaining, plant closings, employment discrimination, anti-harassment, civil rights, safety and health, workers' compensation, immigration, payment of accrued but unused vacation or similar payment, benefits, pay equity and the collection and payment of withholdings and/or social security taxes and similar Taxes.

(d)     Except as set forth in Section 3.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of Current Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), or any similar foreign, state or local Law.

(e)     Except as set forth in Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been materially fined or threatened in writing with a material fine, been involved in legal proceedings with or been audited or "raided" by any of the following: (i) Legacy Immigration and Naturalization Service; (ii) U.S. Citizenship and Immigration Services; (iii) the U.S. Department of Labor; (iv) U.S. Immigration and Customs Enforcement; (v) the U.S. Office of Special Counsel; or (v) any comparable government agency outside of the United States.

(f)     As set forth in Section 3.20(f) of the Company Disclosure Letter, the Company and its Subsidiaries are registered with the U.S. Department of Homeland Security's E-Verify program.

Section 3.21	Taxes. Except as set forth in Section 3.21 of the Company Disclosure Letter:

(a)     All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b)     No claim has ever been made with respect to the Company or any of its Subsidiaries by an authority in a jurisdiction where the Company or a Subsidiary, as applicable, does not file Tax Returns that the Company or a Subsidiary is or may be subject to taxation by such jurisdiction.

(c)     The Company has made available to Parent complete copies of all Tax Returns, examination reports relating to Taxes, and deficiency statements issued by a Government Entity and assessed against or agreed to by the Company or any of its Subsidiaries with respect to all years commencing in 2007.

(d)     The Company and its Subsidiaries have fully and timely paid, or will timely pay prior to Closing, all material Taxes due and payable, and have made adequate provision in accordance with GAAP for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(e)     The Company and its Subsidiaries have reserved, on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2009 set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, an aggregate amount with respect to unpaid Taxes of the Company and its Subsidiaries, which reserves are greater than or equal to the unpaid Taxes of the Company and its Subsidiaries, as of the date of such financial statements. The Company will not be required to include in a taxable period ending after the Closing material taxable income attributable to income that accrued in a taxable period prior to the Closing but was not recognized for Tax purposes in such prior period (other than as properly reflected in the Company's financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, an intercompany transaction or excess loss account described in

Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or a dual consolidated loss described in Treasury Regulations under Section 1503 of the Code.

(f)     There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, and no request for any such waiver or extension is currently pending.

(g)     No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(h)     All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(i)     There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j)     All Taxes that the Company or any of its Subsidiaries has been required by applicable Laws to withhold or to collect for payment have been duly withheld and collected, and have been paid or set aside, and accrued on the books of the Company or the applicable Subsidiary, in any case as required by applicable Laws.

(k)     None of the Company or any of its Subsidiaries (i) has been a member of any group of Persons filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member and with respect to which the Company is and has always been the common parent or (ii) could have any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract, or otherwise.

(l)     None of the Company or any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(m)     There are no Tax sharing, allocation, protection or indemnification agreements (or similar agreements) under which the Company or any of its Subsidiaries might be liable for (whether or not in connection with any action taken by the Company or any of its Subsidiaries) Taxes or for any amount determined by reference to Taxes or Tax benefits of or to any Person, in each case except as provided in any Management Agreements.

(n)     None of the Company or any of its Subsidiaries (i) is or has been party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, Section 6707A(c)(1) of the Code, or Treasury Regulations Section 1.6011-4(b) or (ii) is or has been a "material advisor" as defined in Section 6111(b) of the Code.

(o)     None of the Company or any of its Subsidiaries has applied for, received or has pending a request for a written ruling of a taxing Governmental Entity relating to Taxes or has entered into a written and legally binding agreement with a Governmental Entity relating to Taxes.

(p)     Each Subsidiary of the Company that is a partnership, joint venture, trust or limited liability company, as the case may be, has been since its formation treated for U.S. tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

Section 3.22	Environmental Matters.

(a)     Except as set forth on Section 3.22(a) of the Company Disclosure Letter, the Company and each Subsidiary have complied and are in material compliance with, and the Owned Real Properties, and to the Knowledge of the Company, the Leased Property, are in material compliance with, all Environmental Laws.

(b)     (i) Except as set forth on Section 3.22(b)(i) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any Subsidiary has any material liability under any Environmental Law, nor is the Company or any Subsidiary responsible for any such liability of any other person under any Environmental Law. (ii) Except as set forth on Section 3.22(b)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the date hereof, which have resulted or will result in material liability to the Company or any Subsidiary under any Environmental Law. (iii) Except as set forth on Section 3.22(b)(iii) of the Company Disclosure Letter, there are no pending or to the Knowledge of Company, threatened Environmental Claims against the Company or any Subsidiary or relating to the Properties.

(c)     (i) Except as set forth on Section 3.22(c)(i) of the Company Disclosure Letter, the Company and its Subsidiaries have been duly issued and maintain all Environmental Permits necessary to the operation of the business or assets of the Company and its Subsidiaries as currently operated. (ii) A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out on Section 3.22(c)(ii) of the Company Disclosure Schedule. (iii) Except as set forth on Section 3.22(c)(iii) of the Company Disclosure Schedule, the Company and all of its Subsidiaries have timely filed applications for all Environmental Permits. (iv) All of the material Environmental Permits listed on Section 3.22(c)(ii) of the Company Disclosure Schedule are transferable or, to the extent not transferable, any required re-issuance thereof is non-discretionary.

(d)     Except as set forth on Section 3.22(d)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following are present at any of the Owned Real Properties or the Leased Properties in a condition not in material compliance with Environmental Laws: (A) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill for the treatment or disposal of Hazardous Materials; (C) PCBs; (D) toxic mold; or (E) asbestos containing materials. (ii) Except as set forth on Section 3.22(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no Release of Hazardous Materials at, on, under, or from the Properties, nor was there such a Release at any real property formerly owned, operated or leased by the Company or any of its Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that Company or any of its Subsidiaries is or could be subject to material liability for Remediation with respect to such Hazardous Materials.

(e)     The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company's or any Subsidiaries' compliance with Environmental Laws or the environmental condition any other real property that the Company or the Subsidiaries currently owns, operates or leases or formerly owned, operated, or leased.

Section 3.23     Intellectual Property. All registrations and pending applications for material Intellectual Property (as defined below) owned by the Company and its Subsidiaries and used in the conduct of the business of the Company and its Subsidiaries as currently conducted are set forth in Section 3.23 of the Company Disclosure Letter. All licenses to material Licensed Intellectual Property (as defined below) are set forth in Section 3.23 of the Company Disclosure Letter. Except as set forth in Section 3.23 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted in writing to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriate the Intellectual Property rights of any third party; (ii) the Company or a Subsidiary owns or is licensed to use or otherwise has the right to use all material Intellectual Property currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement governing Licensed Intellectual Property (as defined below); (iii) the Company or a Subsidiary owns the entire right, title and interest in and to each item of Intellectual Property purported to be owned by the Company or a Subsidiary, subject to any Liens, licenses or other rights granted (the "Owned Intellectual Property"), none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (iv) to the Knowledge of the Company, no Person is engaging in any activity that infringes or may infringe upon the Owned Intellectual Property; (v) to the Knowledge of the Company, each license of Intellectual Property licensed to the Company or a Subsidiary (the "Licensed Intellectual Property") is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vi) to the Knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (vii) the Company has taken commercially reasonable actions (including executing non-disclosure and intellectual property assignment agreements where required) to protect, preserve and maintain the Owned Intellectual Property; and (viii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect any of the Company's rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, iv) trade secrets under applicable

(Law, including confidential and proprietary information and know-how and (v) all substantially similar rights, however such rights are denominated under applicable law.

Section 3.24	Owned and Leased Real Property.

(a)     Section 3.24(a) of the Company Disclosure Letter lists each hotel (collectively, the "Owned Hotels"), and certain other parcels of real property owned directly by the Company or any Subsidiary as of the date hereof (collectively, the "Owned Real Properties"; the Owned Real Properties together with the Leased Properties (defined below), collectively, the "Properties" or individually, a "Property"). Other than the Properties, as of the date hereof, neither the Company nor any of its Subsidiaries directly owns or leases any real property. Except as set forth on Section 3.24(a) of the Company Disclosure Letter, the Company or the applicable Subsidiary has good and marketable title to the Owned Real Properties, subject to no Liens, other than (i) Liens for current Taxes or other governmental levies, fees or charges not yet due and payable or the validity of which is being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, (ii) carrier's, warehousemen's, inchoate mechanics', repairmen's, materialmen's and other like Liens imposed by Laws, arising in the ordinary course of business and securing obligations for construction in progress for which payment is not yet due or is being contested in good faith, (iii) Liens on the fee title interest of any of the Leased Properties, and (iv) covenants, conditions, restrictions, minor imperfections of title, reservations of, or rights of others for sewers, electric lines, telegraph or telephone lines or other similar purposes, or zoning restrictions as to the use of the Owned Real Properties, which do not materially impair the occupancy, operation or use of the Owned Real Properties subject to the Lien as currently used (collectively, "Permitted Liens"). Except as disclosed in Section 3.24(a) of the Company Disclosure Letter, none of the Owned Real Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed or threatened.

(b)     Section 3.24(b) of the Company Disclosure Letter lists each hotel property leased or subleased by the Company or any Subsidiary as of the date hereof from a third party other than the Company or any Subsidiary, including all ground leases (collectively, the "Leased Properties") and sets forth the names of the parties thereto, the date of the lease and each amendment thereto (collectively, the "Lease Documents"). True and complete copies of the Lease Documents have been made available to Parent. The Company or the applicable Subsidiary owns a valid leasehold interest in the Leased Properties, subject to no Liens other than Permitted Liens. Each of the Lease Documents is valid, binding and in full force and effect, and neither the Company nor its Subsidiaries, nor, to the Company's Knowledge, any other party thereto is in material default of its obligations thereunder beyond any applicable notice and cure periods.

(c)     Section 3.24(c) of the Company Disclosure Letter lists each management agreement pursuant to which the Company or any Subsidiary manages or operates the Properties as of the date hereof, and describes the Property that is subject to such management agreement, the names of the parties thereto, the date of such management agreement and each amendment thereto (including side letters and other agreements) (collectively, the "Property Management Agreements"). None of the Properties are managed by any Person other than the Company or the Subsidiaries. True and complete copies of the Property Management Agreements have been made available to Parent. Each of the Property Management Agreements is valid, binding and in full force and effect, and neither the Company nor its Subsidiaries, nor, to the Company's Knowledge, any other party thereto is in material default of its obligations thereunder beyond any applicable notice and cure periods

(d)     Section 3.24(d) of the Company Disclosure Letter lists each franchise, license or similar agreement pursuant to which the Company or any Subsidiary utilizes rights from any third party as of the date hereof to manage or operate any Property, and describes the Property that is subject to such agreement, the names of the parties thereto, the date of such franchise agreement and each amendment thereto (including side letters and other agreement) (collectively, the "Property Franchises"). True and complete copies of the Property Franchises have been made available to Parent. Each of the Property Franchises is valid, binding and in full force and effect, and neither the Company nor its Subsidiaries, nor, to the Company's Knowledge, any other party thereto is in material default of its obligations thereunder beyond any applicable notice and cure periods.

(e)     With respect to all buildings, structures (surface and sub-surface), fixtures and improvements (collectively, "Improvements") on each Property, except as would not be reasonably expected to have a Company Material Adverse Effect, (i) such Improvements are in good working condition, except for ordinary wear and tear, (ii) all mechanical systems therein are in good operating condition, except for ordinary wear and tear, (iii) all FF&E therein are in good operating condition, except for ordinary wear and tear, (iv) all of the guest rooms are available for regular occupancy and the lobby, restaurant(s), lounge(s), board rooms, meeting and banquet rooms, "back-of-house" areas, parking facilities and other public areas are available for regular use, with FF&E fully installed, (v) all are accessible to and from public access ways over improved, paved roads adequate to provide all necessary vehicular and pedestrian ingress and egress for the use thereof for its intended purpose as currently used, (vi) all have legitimate rights to exploit and use the beach (if applicable), (vii) all utilities, including water, gas, heat, drainage, storm and sanitary septic facilities, telecommunication (including telephone, internet and cable), electrical systems and fire protection (collectively, the "Utilities") are available and operable in adequate capacity to permit the use thereof for its intended purpose, as currently used, and the Company or its applicable Subsidiary has paid all introduction and connection charges, (viii) all have the parking area shown on the plans and specifications, and (ix) all have adequate signs in place.

(f)     All Improvements on each Property conform to and are in compliance with all Laws in all material respects. Each Property and each Improvement thereon has been completed in all material respects in accordance with all applicable zoning and land use regulations and permits and all restrictions and/or conditions contained in any zoning or land use variance or other similar approval relating to such Property or

Improvement (collectively, "Zoning Permits"). Except as would not have a Company Material Adverse Effect, all such Zoning Permits are in full force and effect and the Company or its applicable Subsidiary has complied with all obligations thereunder. Except as would not have a Company Material Adverse Effect, the Improvements on each Property lie entirely within the boundaries of such Property, and no structures of any kind encroach on or off such Property. Each Property is duly and properly zoned or otherwise in a land use category to permit use as a fully functioning hotel, and is not subject to any building or use restriction that prevents its operation in any material respect as a fully functioning hotel.There are no pending or, to the Knowledge of the Company, threatened proceedings to change the current zoning classification of the Owned Real Property or the conditions applicable thereto.

(g)     To the Company's Knowledge, all Permits and licenses (including liquor licenses), certificates of occupancy and approvals, and all governmental concessions (including government concessions for beach use and for water wells use and exploitation) and licenses required by applicable federal, state or municipal Laws to be issued by any Governmental Entity and material to the operation of each Hotel and Property as presently conducted (collectively, "Hotel Permits") have been obtained by the Company or its Subsidiaries, except as set forth in Section 3.24(g) of the Company Disclosure Letter. All such Hotel Permits are in full force and effect and the Company and its Subsidiaries have complied with all material obligations (including payments) thereunder, except as set forth on Section 3.24(g) of the Company Disclosure Letter.

(h)     Except as set forth in Section 3.24(h) of the Company Disclosure Letter, to the Company's Knowledge, (i) no Property is subject to any agreement or other restriction of any nature whatsoever (recorded or unrecorded) prohibiting the Company or any Subsidiary's right to convey or to use it, and (ii) there are no outstanding options or rights of first refusal to purchase the Properties, or any portion thereof or interest therein.

(i)     Valid policies of title insurance have been issued insuring the Company's or its Subsidiary's fee simple title in each of the Owned Real Properties in amounts at least equal to the purchase price thereof paid by the Company or its applicable Subsidiary. Such policies are, as of the date hereof, in full force and effect and no written claim has been made against any such policy as of the date hereof.

(j)     Section 3.24(j) of the Company Disclosure Letter describes all current and planned material construction and renovation projects relating to the Properties, including (i) the cost of each construction or renovation project and, to the Knowledge of the Company, any cost overruns payable by the Company or its Subsidiaries, and (ii) the planned completion date for each construction or renovation project, and any other major construction or renovation milestones.

Section 3.25	Joint Ventures.

(a)     Section 3.25(a) of the Company Disclosure Letter lists each partnership, membership, stock or other ownership interest (collectively, the "Joint Venture Interests") owned by the Company or its Subsidiaries as of the date hereof in any privately-owned entity or entities which are not Subsidiaries but which primarily own or operate real estate assets (collectively, the "Joint Ventures"), to the Knowledge of the Company, the names of the parties and percentage ownership of such parties in each Joint Venture, the Joint Venture operating and formation documents, including side letters and all amendments thereto (collectively, the "JV Formation Documents"), to the Knowledge of the Company, any financing and debt documents involving the Joint Venture as of the date hereof and any term sheets and letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any such financing and debt documents, under which the Joint Venture may incur Indebtedness for money borrowed (collectively, but excluding any non-binding or preliminary term sheets or letters of intent, the "JV Debt Documents" and, together with the JV Formation Documents, the "Joint Venture Documents"), the capital contributions of the Company and its Subsidiaries made pursuant to any Joint Venture Document, a schedule of any remaining contributions to be made by the Company or its Subsidiaries in each Joint Venture (collectively, the "Joint Venture Interest Records").

(b)     Except as disclosed in Section 3.25(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice from any Joint Venture party requiring or requesting an additional capital contribution from the Company or any Subsidiary pursuant to any Joint Venture Document, and, to the Company's Knowledge, neither the Company nor any if its Subsidiaries has an obligation to fund any amounts under the terms of any Joint Venture Documents or other documents, instruments or understandings, whether oral or written, relating thereto or to the Joint Venture Interests.

(c)     True and complete copies of the Joint Venture Documents have been made available to Parent. To the Knowledge of the Company, each of the Joint Venture Documents is valid, binding and in full force and effect, and neither the Company nor its applicable Subsidiary, nor, to the Company's Knowledge, any other party thereto is in material default of its obligations thereunder beyond any applicable notice of cure periods.

(d)     The Company and its Subsidiaries own the Joint Venture Interests free and clear of any liens other than Permitted Liens, except as set forth in Section 3.25(d) of the Company Disclosure Letter.

(e)     Section 3.25(e) of the Company Disclosure Letter describes, to the Knowledge of the Company, all of the material properties or other material assets or interests owned, as of the date hereof, by each of the Joint Ventures (the "Joint Venture Assets"). Except as set forth in Section 3.25(e) of the Company Disclosure Letter, with respect to a Joint Venture Asset which consists of real property, as of the date hereof, to the Knowledge of the Company: (i) each Joint Venture has good, valid and marketable title to the Joint Venture Assets, subject to no Liens other than Permitted Liens, (ii) there are no pending, or threatened condemnation actions or special assessments of any nature with respect to the Joint Venture Assets, (iii) all Joint Venture Assets conform to and are in compliance with all Laws in all material respects, (iv) all material Hotel Permits have been obtained by the Joint Ventures, (v) valid policies of title insurance have been issued or irrevocably committed to be issued insuring the Joint Venture's fee simple title in each of the Joint Venture Assets in amounts at least equal to the purchase price thereof paid by the Joint Venture, such policies of title insurance are in full force and effect as of the date hereof, and no written claim has been made against any such policy as of the date hereof and (vi) all forms, reports, filings and registrations with respect to the Joint Ventures and Joint Venture Assets required by any Governmental Entity have been prepared and filed in all material respects in accordance with the requirements of applicable law.

(f)     Section 3.25(f) of the Company Disclosure Letter describes all capital calls in excess of One Hundred Thousand Dollars ($100,000) of which the Company has Knowledge, relating to planned construction and renovation projects relating to the Joint Venture Assets.

Section 3.26	Managed Real Property.

(a)     Section 3.26(a) of the Company Disclosure Letter lists each management agreement pursuant to which the Company or any Subsidiary manages or operates any real property as of the date hereof other than the Properties (collectively, the "Managed Properties"), and describes each Managed Property, the names of the parties thereto, the date of the management agreement, and all amendments thereto as of the date hereof (including side letters and other agreements) (collectively, the "Management Agreements").

(b)     Other than pursuant to the Management Agreements and the Property Management Agreements, neither the Company, nor any of its Subsidiaries manages or otherwise operates any real property as of the date hereof. True and complete copies of the Management Agreements have been made available to Parent. Each of the Management Agreements is valid, binding and in full force and effect, and neither the Company nor its Subsidiaries, nor, to the Company's Knowledge, any other party thereto is in material default of its obligations thereunder beyond any applicable notice and cure periods.

(c)     Section 3.26(c) of the Company Disclosure Letter lists a schedule of (i) the amounts of termination fees payable to the Company or its Subsidiaries pursuant to any terminated management agreement, and (ii) the date(s) on which such termination fees are due.

(d)     Except as indicated in Section 3.26(d) of the Company Disclosure Letter or as set forth in the Management Agreements, neither the Company nor any of its Subsidiaries has any obligation under any Management Agreement to pay any amounts for "key money," provide mezzanine financing, or make a similar payment or advance.

Section 3.27     Personal Property. Except as set forth in Section 3.27 of the Company Disclosure Letter, the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Except as set forth in Section 3.27 of the Company Disclosure Letter, neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Company Material Adverse Effect.

Section 3.28	Permits; Compliance with Laws.

(a)     Except as set forth in Section 3.28 of the Company Disclosure Letter, (i) the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including liquor licenses), easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity ("Permits") necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the "Company Permits"), and (ii) all such Company Permits are in full force and effect, except, in each case, as set forth in Section 3.28 of the Company Disclosure Letter. To the Company's Knowledge, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not have a Company Material Adverse Effect.

(b)     Neither the Company nor any of its Subsidiaries is, nor since January 1, 2007 has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, in each case except as would not have a Company Material Adverse Effect.

Section 3.29	Insurance.

(a)     Section 3.29(a) of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary as of the date hereof, true and complete copies of which have been made available to Parent.

(b)     Except as set forth on Section 3.29(b) of the Company Disclosure Letter, there is no claim by the Company or any Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, would have a Company Material Adverse Effect.

(d)     With respect to each such insurance policy, except as would not have a Company Material Adverse Effect or as set forth in Section 3.29(c) of the Company Disclosure Letter: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) as of the date hereof no notice of cancellation or termination has been received; (iv) to the Knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (v) the policy is sufficient for compliance with all requirements of Law and the express requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

Section 3.30     Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Company Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Company Merger and the other transactions contemplated by this Agreement. No other takeover statutes apply or purport to apply to this Agreement, the Company Merger, the Partnership Merger or any of the other transactions contemplated by this Agreement.

Section 3.31     Opinion of Financial Advisor. Barclays Capital Inc. (the "Company Financial Advisor") has delivered to the board of directors of the Company its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt). The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

Section 3.32     Existing Financings. Section 3.32 of the Company Disclosure Letter lists each loan document (together with any amendments and guarantees related thereto, the "Existing Financing Documents") with respect to any outstanding loans to the Company or any Subsidiary by any Person other than the Company or any Subsidiary (collectively, the "Existing Financings"). True and correct copies of all of the Existing Financing Documents have been made available to Parent. Each Existing Financing Document is valid, binding and enforceable as against the Company or Subsidiary party thereto in accordance with its terms and is in full force and effect. The Company is not in default under any of the Existing Financings and no event has occurred that, but for the passage of time or giving of notice, or both, would constitute a default under the Existing Financing Documents. There are no obligations of the Company with respect to the Existing Financings, contingent or otherwise, owing to any lender nor in favor of any other person or entity that are entitled to the security of or any other benefit of any of the Existing Financing Documents other than the obligations under the Existing Financing Documents. There has been no alteration, termination, amendment, or waiver of any provision of any of the Existing Financing Documents. As of the date of this Agreement, the outstanding principal amount of each Existing Financing is set forth on Section 3.32 of the Company Disclosure Letter.

Section 3.33     Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Mergers or such other transactions.

Section 3.34     Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement shall, at the time the Company Proxy Statement is filed with the SEC, at any time the Company Proxy Statement is amended or supplemented, at the date the Company Proxy Statement is mailed to the Company's stockholders, at the time of any amendment or supplement thereof or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Purchaser Parties in connection with the preparation of the Company Proxy Statement or any amendment or supplement thereof for inclusion or incorporation by reference therein. The Company Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.35     Company Loans. Section 3.35 of the Company Disclosure Letter lists each loan document (together with any amendments and guarantees related thereto, the "Loan Documents") with respect to any loans made by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) which as of the date of this Agreement has an outstanding balance that is payable by such party to the Company or any Subsidiary or pursuant to which Indebtedness to the Company or any Subsidiary may be incurred by such party (collectively, the "Loans"). Each Loan Document is valid, binding and enforceable against the Company or Subsidiary party thereto in accordance with its terms and is in full force and effect. As of the date of this Agreement, the outstanding principal amount of each Loan or the amount of Indebtedness that may be borrowed under each Loan Document is not more than the amount set forth on Section 3.35 of the Company Disclosure Letter. Neither the Company nor any Subsidiary (i) has delivered any written notice of default under the Loan Documents or (ii) executed any written waiver of any rights of the Company or the Subsidiaries under the Loan Documents.

Section 3.36     Investment Company Act of 1940. None of the Company or any Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.37     Relations with Governments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

Section 3.38	Company Insurance Subsidiaries.

(a)     Insurance Subsidiaries. The Company conducts certain insurance operations through the Subsidiaries listed in Section 3.38(a) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Section 3.38(a) of the Company Disclosure Letter lists the jurisdiction of formation of each Company Insurance Subsidiary. Except as set forth in Section 3.38(a) of the Company Disclosure Letter, none of the Company Insurance Subsidiaries is "commercially domiciled" in any other jurisdiction. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements. The business of each of the Company Insurance Subsidiaries has been and is being conducted in compliance in all material respects with the terms of all of its licenses. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (i) all of such licenses are in full force and effect, and (ii) there is no proceeding or investigation pending or, to the Knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     Company SAP Statements. As used herein, the term "Company SAP Statements" means the annual statutory statements and, to the extent applicable, quarterly supplements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2006, 2007 and 2008 and the quarterly periods ended March 31, 2009 and June 30, 2009, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, with any such statement filed subsequent to the date hereof). The Company has delivered or made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to domestic Company Insurance Subsidiaries that are Significant Subsidiaries. Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority. The Company SAP Statements were prepared in conformity with statutory accounting practices (or local equivalents in the applicable jurisdictions) prescribed or permitted by the applicable insurance regulatory authority ("SAP") consistently applied for the periods covered thereby, were prepared in accordance with the books and records of Company or the applicable Company Insurance Subsidiary, as the case may be, and fairly present in all material respects the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the investments of insurance companies and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The annual statutory balance sheets and income statements included in the Company SAP Statements have been, where required by applicable Insurance Laws, audited by an independent accounting firm of recognized national or international reputation, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. As of the date hereof, the Company is not subject to any market conduct examinations relating to any domestic Company Insurance Subsidiary.

(c)     Compliance with Insurance Laws and Court Orders.  Except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the business and operations of Company and Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Governmental Authorities regulating the business of insurance (collectively, "Insurance Laws"). Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the Knowledge of Company, its agents, have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold. In addition, (x) there is no pending or, to the Knowledge of Company, threatened charge by any Governmental Authorities that any Company Insurance Subsidiary has violated, nor any pending or, to the Knowledge of Company, threatened investigation by any Governmental Authorities with respect to possible violations of, any applicable Insurance Laws, where such violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (y) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof, except for such failures to file such reports as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)	Insurance Matters.

(1)     Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply with the Insurance Laws applicable thereto and, as to premium rates established by Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance statutes, regulations and rules applicable thereto.

(2)     All reinsurance treaties or agreements, including retrocessional agreements, to which Company or any Company Insurance Subsidiary is a party or under which Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any Company Insurance Subsidiary, nor, to the knowledge of Company, any other party to a reinsurance treaty, binder or other agreement to which Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3)     Prior to the date hereof, Company has delivered or made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to Company or any Company Insurance Subsidiary since December 31, 2007, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses").

Section 3.39	Patriot Act.

(a)     Neither the Company nor any of its Subsidiaries (nor any of their affiliates) is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the "Patriot Act"). Neither the Company nor any of its Subsidiaries nor any of their affiliates is a "Prohibited Person," which term is defined as follows:

(1)     a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)     a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)     a person or entity with whom either party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Executive Order and the Patriot Act;

(4)     a person or entity who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

(5)     a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov?/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list.

(b)     Neither the Company nor any of its Subsidiaries nor any of their affiliates is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

Section 3.40     Rights Agreement. The Company has delivered or made available to Parent a correct and complete copy of the Tax Benefit Preservation Plan dated September 24, 2009, as amendment (the "Tax Preservation Plan"), including all exhibits thereto. The Company has taken all necessary action so that neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (a) cause the Rights to become exercisable, (b) cause any Person to become an Acquiring Person (as defined in the Tax Preservation Plan) or (c) give rise to a Distribution Date or a Stock Acquisition Date (each as defined in the Tax Preservation Plan).

Section 3.41     No Other Representations. Other than the representations or warranties made in this Article III, the Company and Operating Partnership make no other representations or warranties as to any matter whatsoever. The Company and Operating Partnership hereby disclaim any such other or implied representations or warranties, including without limitation any representations or warranties related to any estimates, projections, forecasts, plans and/or similar forward-looking information, notwithstanding the delivery or disclosure to the Purchaser Parties or any of their respective Representatives or financing sources of any documentation or other information (including any estimates, projections, forecasts, plans and/or any other forward-looking information). The representations and warranties set forth in this Article III are made solely by the Company and Operating Partnership, and no Representative of the Company or any Affiliate thereof shall have any responsibility or liability related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties, jointly and severally, represent and warrant to the Company and Operating Partnership:

Section 4.1     Organization and Power. Each of the Purchaser Parties is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Purchaser Parties has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Partnership's sole general partner is Merger Sub, and Merger Partnership's sole limited partner is Parent.

Section 4.2     Authorization. Each of the Purchaser Parties has all necessary power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The members of Parent have approved this Agreement and the transactions contemplated by this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. Merger Sub, as the sole general partner of Merger Partnership, has approved this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this

Agreement by each of the Purchaser Parties and the consummation by each of the Purchaser Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each of the Purchaser Parties.

Section 4.3     Enforceability. This Agreement has been duly executed and delivered by each of the Purchaser Parties and, assuming due authorization, execution and delivery of this Agreement by the Company and Operating Partnership, constitutes a legal, valid and binding agreement of each of the Purchaser Parties, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity.

Section 4.44     Governmental Authorizations. The execution, delivery and performance of this Agreement by each of the Purchaser Parties and the consummation by each of the Purchaser Parties of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than such consents, approvals and authorizations as have already been obtained and:

(a)     the filing of the Company Merger Certificate and Partnership Merger Certificate with the Secretary of State of the State of Delaware;

(b)     the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c)	the pre-merger notification required under the HSR Act, if applicable; and

(d)     compliance with any applicable state, federal or foreign Laws governing the sale of liquor.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 4.4(d) shall not be a condition to the Closing.

Section 4.5     Non-Contravention. The execution, delivery and performance of this Agreement by each of the Purchaser Parties and the consummation by the Purchaser Parties of the transactions contemplated by this Agreement (in each case, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made) do not and will not:

(a)     contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of any of the Purchaser Parties;

(b)     contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries ("Parent Assets") are bound, other than as would not have a Parent Material Adverse Effect;

(c)     result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, "Parent Contracts"), other than as would not have a Parent Material Adverse Effect;

(d)     require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as would not have a Parent Material Adverse Effect;

(e)     give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Parent Contracts, other than as would not have a Parent Material Adverse Effect; or

(f)     cause the creation or imposition of any Liens on any Parent Assets, other than as would not have a Parent Material Adverse Effect.

Section 4.6     Interim Operations of Merger Sub and Merger Partnership. Merger Sub and Merger Partnership were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.7     Financing. Parent has delivered to the Company a true, complete and correct copy of (a) an executed equity commitment letter (the "THI Commitment Letter"), which expressly provides for the Company to be a third party beneficiary thereof, pursuant to which THI Inca V LLC (the "THI Investor") has committed to provide equity financing (the "THI Financing") to Parent in the amount set forth therein, and (b) an executed equity commitment letter (the "CG Commitment Letter" and together with the THI Commitment Letter, the "Equity Commitment Letters"), which expressly provides for the Company to be a third party beneficiary thereof, pursuant to which Capital Gathering, LLC (the "CG Investor" and together with the THI Investor, the "Equity Investors") has committed to provide equity financing (the "CG Financing" and together with the THI Financing, the "Financing") to Parent in the amount set forth therein. As of the date of this Agreement, except as otherwise provided in the Equity Commitment Letters, the Equity Commitment Letters are in full force and effect and are the valid, binding and enforceable obligation of Parent and the other parties thereto. The Equity Commitment Letters have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect. No event has occurred which, with or without notice, lapse of time, or both, would constitute a default of Parent or any other party thereto under the Equity Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Commitment Letters. Taken together with Parent's cash on hand, the proceeds contemplated by the Equity Commitment Letters will be sufficient to provide funds in an amount necessary to satisfy all of Parent's, Merger Sub's and Merger Partnership's obligations under this Agreement and the transactions contemplated hereby. As of the date hereof and as of the Closing Date, the Equity Investors have and will have sufficient cash on hand or binding written capital commitments to satisfy their respective obligations under the Equity Commitment Letters.

Section 4.8     Limited Guarantees. Concurrently with the execution of this Agreement, the Purchaser Parties have delivered to the Company Limited Guarantees executed by the Guarantors in the form attached as Exhibit D to this Agreement. As of the date hereof and as of the Closing Date, the Guarantors have and will have sufficient cash on hand or binding written capital commitments to satisfy its obligations under the Limited Guarantees.

Section 4.9     Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Mergers or the transactions contemplated thereby. Neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement or Contract with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, none of the Purchaser Parties has incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10     Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Purchaser Parties.

Section 4.11     Ownership. Except for or pursuant to the Voting Agreements, none of Parent or any of its Affiliates (a) beneficially owns shares of Common Stock, directly or indirectly, (b) has the right to acquire shares of Common Stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (c) has the right to vote such stock pursuant to any agreement, arrangement or understanding; or (d) has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of such stock with any other Person. Except for the Voting Agreements, none of the Purchaser Parties or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding (whether formal or informal, binding or non-binding) with any of the officers, directors, employees or Affiliates of the Company or any of its Subsidiaries that is currently in effect or would become effective in the future (upon consummation of the Mergers or otherwise).

Section 4.12     Proxy Statement. The information supplied by the Purchaser Parties for inclusion or incorporation by reference in the Company Proxy Statement (or any amendment or supplement thereof) shall not, at the time the Company Proxy Statement is filed with the SEC, at any time the Company Proxy Statement is amended or supplemented, at the time the Company Proxy Statement is mailed to the Company's stockholders, at the time of any amendment or supplement thereof or at the time of the Company Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

Section 4.13     No Other Representations. Other than the representations or warranties made in this Article IV, the Purchaser Parties make no other representations or warranties as to any matter whatsoever. The Purchaser Parties hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, Operating Partnership or any of their Representatives of any documentation or other information (including any estimates, projections, forecasts, plans and/or any other forward-looking information). The representations and warranties set forth in this Article IV are made solely by the Purchaser Parties, and no Representative of the Purchaser Parties or any Affiliate thereof shall have any responsibility or liability related thereto (except as otherwise provided in the Guarantees).

ARTICLE V

COVENANTS

Section 5.1     Conduct of Business of the Company. Except as contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and in compliance with applicable Laws and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, to preserve its assets and properties in good repair and condition and to preserve the goodwill of its customers, suppliers and other Persons with whom it has business relationships (provided, however, that the Company shall only be obligated to cause any Subsidiary of which it does not own greater than 50% of the voting interests to take or not to take any action under this Agreement to the extent that the Company has the power (contractual or otherwise) to cause such entity to take or not to take such action and in any event subject to the fiduciary duties of the Company or any of its representatives or designees serving as officers, directors or in similar capacities of such Persons). Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned (provided, however, that the Company shall only be obligated to cause any Subsidiary of which it does not own greater than 50% of the voting interests to take or not to take any action under this Agreement to the extent that the Company has the power (contractual or otherwise) to cause such entity to take or not to take such action and in any event subject to the fiduciary duties of the Company or any of its representatives or designees serving as officers, directors or in similar capacities of such Persons):

(a)     Organization Documents. Amend any of the Company Organizational Documents;

(b)     Dividends. Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends paid by wholly-owned Subsidiaries to the parents thereof;

(c)     Capital Stock. (i) Adjust, split, combine, subdivide or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire or agree to subject to a Lien (other than Liens for Taxes not yet due or payable or which are being contested in good faith), directly or indirectly, any shares of capital stock or other equity interests of the Company or of any Subsidiary or any securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests, (iii) grant any Person any right or option to acquire any shares of such capital stock or other equity interests, (iv) issue, deliver or sell any additional shares of such capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests or such securities (other than pursuant to (A) the exercise of stock options, (B) the vesting of restricted stock, (C) the conversion of convertible securities or (D) the redemption of OP Units) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or other equity interests except in each case as permitted under Section 5.1(d);

(d)     Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of the Company Employees, (ii) grant any retention, severance or termination pay to any of the Company Employees (except pursuant to the terms in effect on the date of this Agreement of existing agreements, plans or policies identified in Section 3.18(a) of the Company Disclosure Letter), (iii) enter into, terminate or amend any new employment, bonus, change of control, consulting or severance agreement with any of the Company Employees, (iv) establish, adopt, enter into, terminate, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity based awards to any Company Employee, except in each case as to the foregoing clauses (i)-(v), (A) to the extent required by applicable Laws, (B) for increases in salary, wages and benefits of employees (other than Company Officers) in the ordinary course of business consistent with past practice, (C) in conjunction with new hires, promotions or other changes in job status occurring in the ordinary course of business consistent with past practice, or (D) pursuant to existing collective bargaining agreements identified in Section 3.20 of the Company Disclosure Letter, (vi) at any time between the date of the signing of the Agreement and the Closing Date, effect a "plant closing", "mass layoff" or similar triggering event as those terms are defined in WARN or any similar state or local Law, or otherwise effect a material reduction in force, (vii) enter into, terminate or materially amend any collective bargaining, works council or other similar agreements, or (viii) terminate any Company Officers, other than for cause;

(e)     Acquisitions. (i) Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof; (ii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, any real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects; provided that the restrictions in this clause (ii) shall not apply to construction or renovation required under any Property Franchises or other agreement or by Laws or necessary or advisable in the Company's or such Subsidiary's judgment in order to prevent injury to persons or property; or (iii) enter into any new Joint Ventures or Joint Venture Documents or any new line of business;

(f)     Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any material Company Assets, including the capital stock or other equity interests of Subsidiaries of the Company and any Joint Venture Interests, other than (i) the sale of inventory or (ii) the disposition of used or excess equipment;

(g)     Contracts. (i) Amend or modify in any material respect or enter into or terminate any Contract that would be a Material Contract if in effect on the date of this Agreement, or (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent, any of its Subsidiaries, any of their Affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area.

(h)     Indebtedness; Guarantees. Except as set forth on Section 5.1 of the Company Disclosure Letter, incur, assume, guarantee or prepay any Indebtedness or intentionally and voluntarily assume or otherwise agree to become responsible for the Liabilities of any Person (other than Liabilities for Taxes incurred in the ordinary course of business) other than Indebtedness, not to exceed $1,000,000 in the aggregate, which may be incurred in the ordinary course of business consistent with past practice to fund working capital needs;

(i)     Loans. (i) Make any loans, advances or capital contributions to, or investments in, any Person other than (A) to a wholly-owned Subsidiary or (B) to existing Joint Ventures in the ordinary course of business in amounts less than $500,000 individually or $1,000,000 in the aggregate, or (ii) make any loans to its directors or officers;

(j)     Capital Expenditures. Make any capital expenditure, other than any capital expenditures (x) required under any Property Franchises or other agreement or by Laws or necessary or advisable in the Company's (or such Subsidiaries, as applicable) judgment in order to prevent injury to persons or property or to replace failed equipment in order to continue the operations of its business in the ordinary course or (y) set forth in Section 5.1(j) of the Company Disclosure Letter;

(k)     Accounting and Tax. (i) Change its financial accounting policies or procedures, other than as required by GAAP, (ii) except to the extent required by applicable Laws, make or change any material Tax election , (iii) enter into any material closing, settlement, or other agreement with any Governmental Entity relating to or which could have an effect on material Taxes, (iv) agree to extend or waive any period of adjustment, assessment, or collection of material Taxes , or issue an power of attorney with respect to material Taxes, (v) apply for or request any written ruling from a Governmental Entity relating to Taxes, or (vi) file any Tax Return (including any material Tax Return) except in a manner consistent with Section 5.17;

(l)     Legal Actions. Waive, release, assign, settle or compromise (i) any material Legal Actions or any material claim or material Liability or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of the Company or any of its Subsidiaries in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects the ability of the Company or its Subsidiaries to conduct their business in a manner consistent with past practice;

(m)     Insurance. Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies (or reasonable replacement insurance policies therefor) covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(n)     Zoning. Initiate or consent to any material zoning reclassification of any Owned Real Property or material Leased Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property or material Leased Property; or

(o)     Insurance Subsidiary Actions. Alter or amend in any material respect the Company's or its Subsidiaries' existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by Law, GAAP or applicable SAP or the local equivalent in the applicable jurisdictions;

(p)     Existing Financings. Alter, terminate, amend, waive any provision of any of the Existing Financing Documents or make any payment, or agree to make any payment, in connection with the waiver by any other party of any provision of any of the Existing Financing Documents; or

(q)	Related Actions. Agree or commit to do any of the foregoing.

Notwithstanding the foregoing, no consent of Parent shall be required (or if required, shall be deemed granted for all purposes hereunder) with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent, or the failure to perform or comply with such matter, would violate any applicable Laws. For the avoidance of doubt, the parties acknowledge and agree that any action expressly permitted by any subsection of Section 5.1 shall be deemed permitted by each subsection of Section 5.1.

Section 5.2     Other Actions. Each of the Purchaser Parties, the Company and Operating Partnership shall not, and shall cause each of their respective Subsidiaries and Affiliates not to, take any action that could reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent its board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.4(d).

Section 5.3	Access to Information; Confidentiality.

(a)     Between the date of this Agreement and the Partnership Merger Effective Time, except as otherwise prohibited by applicable Laws or the terms of any Contract entered into prior to the date hereof to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), the Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties at Parent's sole cost and at reasonable times upon prior notice to the Company; provided, however, that neither Parent nor its Representatives shall have the right to take and/or analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building.

(b)     Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated August 24, 2009 (the "Confidentiality Agreement"), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(c)     Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company's or its Subsidiaries' operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4	Solicitation; Change of Recommendation.

(a)     Except as specifically permitted in Section 5.4(d), from the date of this Agreement until the Company Merger Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(1)     solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

(2)     engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made a Takeover Proposal;

(3)     withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent (a "Company Adverse Recommendation Change");

(4)	approve, endorse or recommend any Takeover Proposal; or

(5)     enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal other than an Acceptable Confidentiality Agreement.

(b)     Except as specifically permitted in Section 5.4(d), the Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an interest or intention to make a Takeover Proposal (provided, however, that the Company shall only be obligated to cause any Subsidiary of which it does not own greater than 50% of the voting interests to take or not to take any action under this Agreement to the extent that the Company has the power (contractual or otherwise) to cause such entities to take or not to take such action and in any event subject to the fiduciary duties of the Company or any of its representatives or designees serving as officers, directors or in similar capacities of such Persons). The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person's consideration of a Takeover Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company's obligations under this Section 5.4 and shall instruct its Representatives to notify the Company as promptly as practicable following receipt of a Takeover Proposal.

(c)     The Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by the Company or any of its Subsidiaries (including through a notification by its Representatives) of (i) any Takeover Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall provide Parent promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request). The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such Takeover Proposal, indication, inquiry or request and any related communications to or by the Company, any of its Subsidiaries or its Representatives. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement, which prohibits the Company from providing such information to Parent or requires the Company to negotiate on an exclusive basis (other than with respect to matters in the ordinary course of business and unrelated to a Takeover Proposal) with such other Person. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, seek enforcement of the provisions of any such agreement, in each case, except to the extent the board of directors of the Company (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that such action would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws.

(d)     Subject to the Company's compliance with the provisions of this Section 5.4, and only until the Requisite Company Vote is obtained, the Company and its board of directors (or any Authorized Committee) shall be permitted to:

(1)     engage in discussions with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 (x) to clarify the terms of such Takeover Proposal or (y) if, prior to taking such action, (A) the board of directors of the Company (or any Authorized Committee) determines in good faith (after consultation with its advisors) that such Takeover Proposal is reasonably likely to result in a Superior Proposal and (B) the board of directors of the Company (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws;

(2)     furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the board of directors of the Company (or any Authorized

Committee) determines in good faith (after consultation with its advisors) that such Takeover Proposal is reasonably likely to result in a Superior Proposal, (B) the board of directors of the Company (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (C) the Company (1) has caused such Person to enter into an Acceptable Confidentiality Agreement and (2) promptly discloses the same such non-public information to Parent if not previously disclosed;

(3)     in response to an Intervening Event, make a Company Adverse Recommendation Change, if the board of directors of the Company (or any Authorized Committee) has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws; provided, that (A) the Company has provided to Parent five (5) Business Days' prior written notice advising Parent that it intends to effect such Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons for such Company Adverse Recommendation Change and (B) during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in a manner that obviates the need for such Company Adverse Recommendation Change;

(4)     in response to the receipt of any written Takeover Proposal not solicited in violation of this Section 5.4, approve, endorse or recommend a Takeover Proposal and, in connection therewith, make a Company Adverse Recommendation Change, if the board of directors of the Company (or any Authorized Committee) (A) has determined in good faith, after consultation with a nationally-recognized financial advisor (which may be the Company Financial Advisor), that such Takeover Proposal constitutes a Superior Proposal and (B) has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Parent's receipt of written notice from the Company (a "Company Adverse Recommendation Notice") advising Parent that the board of directors of the Company (or such Authorized Committee) intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period); and provided further that in determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the board of directors of the Company (or such

Authorized Committee) shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal continues to constitute a Superior Proposal; or

(5)     subject to the termination of this Agreement in accordance with Section 7.4(a), enter into an agreement providing for the implementation of a Superior Proposal.

(e)     Notwithstanding anything to the contrary in this Agreement, the board of directors of the Company (and any Authorized Committee) shall be permitted to (i) disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines in good faith, after consultation with outside legal counsel, is required under applicable Laws, provided, however, that neither the Company nor its board of directors shall (x) recommend that the stockholders of the Company tender their shares of Company Stock in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal) or (y) withdraw, modify or amend the Company Board Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 5.4(d)(4) have been satisfied.

Section 5.5	Parent Guarantee; Equity Commitment Letter.

(a)     Parent (i) shall, and shall cause Merger Sub, Merger Partnership and each of its and their respective Affiliates to take all action necessary to perform each of their respective obligations under this Agreement and to consummate the Mergers upon the terms and subject to the conditions set forth in this Agreement and (ii) shall not, and shall cause Merger Sub, Merger Partnership and each of its and their respective Affiliates not to, conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Sub, Merger Partnership or any of its or their respective Affiliates to take any action that would result in the breach of any representation, warranty or covenant of Parent hereunder. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of any financing requirements of Parent.

(b)     Parent shall, and shall cause Merger Sub, Merger Partnership and each of its and their respective Affiliates to, at all times comply with all of the terms and conditions set forth in the Equity Commitment Letter and will take all commercially reasonable actions necessary thereunder to cause the proceeds of the Financing to be available on the Closing Date.

(c)     Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub, Merger Partnership or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 5.5.

(d)     Parent hereby commits to contribute, on or prior to the first anniversary of the Closing, cash equity to the Operating Partnership in an aggregate amount equal to at least $12,000,000 to be used for the sole purposes of consummating Permitted New Investments (as defined in the Amendments), working capital and capital expenditures.

Section 5.6	Notices of Certain Events.

(a)     The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 6.2(a) or 6.2(b) of this Agreement not to be satisfied.

(b)     Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives) or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 6.3(a) or 6.3(b) of this Agreement not to be satisfied.

(c)     The delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, provided, that the Company's failure to promptly provide any such notice to Parent shall not in and of itself constitute a failure of the condition set forth in Section 6.2(b) to be satisfied.

Section 5.7	Company Proxy Statement.

(a)     As promptly as practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC. Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Company Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.

(b)     The Company shall use its commercially reasonable efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates or Representatives should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, prior to responding to any comments or requests of the SEC or the filing or mailing of the Company Proxy Statement (or any amendment or supplement thereto), the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(c)     The Company Proxy Statement shall include the Company Board Recommendation unless the board of directors of the Company (or any Authorized Committee) has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(d).

Section 5.8     Company Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. Unless this Agreement shall have been terminated in accordance with Sections 7.1, 7.2, 7.3 or 7.4, the Company shall hold the Company Stockholders Meeting regardless of whether the there has occurred a Company Adverse Recommendation Change. Subject to Section 5.4(d), the Company shall use its commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and shall take all further action reasonably necessary or advisable to secure the Requisite Company Vote.

Section 5.9	Employees; Benefit Plans.

(a)     For a period of one year following the Closing Date (the "Continuation Period"), Parent shall cause the Surviving Corporation to provide Company Employees (other than those employees covered by a collective bargaining agreement) who are employed by the Company or its Subsidiaries as of the Company Merger Effective Time ("Active Employees") with compensation and benefits that are no less favorable in the aggregate as those provided under the Company Benefit Plans in effect at the Company Merger Effective Time; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Active Employee for any reason for which the Company could have terminated such person prior to the Company Merger Effective Time.

(b)     Parent and its Affiliates shall continue to maintain and administer all Company Benefit Plans (including, without limitation, any severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Company Merger Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans, applicable Law, and this Agreement. During the Continuation Period, Parent and its Affiliates shall provide all Active Employees who suffer a qualifying termination of employment with severance benefits no less favorable than those that would have been provided to such Active Employees under the Company's severance policy as in effect immediately prior to the Company Merger Effective Time.

(c)     For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits to any Active Employees after the Company Merger Effective Time (the "New Plans"), each Active Employee shall be credited with his or her years of service with the Company, Subsidiaries and Affiliates before the Company Merger Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Active Employee was entitled, before the Company Merger Effective Time, to credit for such service under any similar or comparable Company Benefit Plans (except to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) each Active Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Active Employee participated immediately before the Company Merger Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Active Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Active Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Active Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Active Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)     Parent and the Company acknowledge and agree that all provisions contained herein with respect to employees are included for the sole benefit of Parent and the Company and their respective Affiliates shall not create any right in any other Person, including any employees, former employees, participants or former participants in any Company Benefit Plans or any beneficiary thereof, or any other third parties. In addition, except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Company Employee any right to employment or continued employment with the Company, Subsidiary, or Surviving Corporation or any rights under any Company Benefit Plan, including severance benefits, by reason of this Agreement.

Section 5.10	Directors' and Officers' Indemnification and Insurance.

(a)     Parent, the Surviving Corporation and the Surviving Partnership shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") as provided in the Company Organizational Documents or in agreements between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement to survive the Mergers and to continue in full force and effect for a period of not less than six (6) years after the Company Merger Effective Time.

(b)     After the Company Merger Effective Time, Parent shall indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Company Merger Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Company Merger Effective Time, Parent shall pay promptly after they are incurred such Indemnified Party's reasonable legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent's receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

(c)     Parent, the Surviving Corporation and the Surviving Partnership shall, jointly and severally, (i) maintain in effect for at least six (6) years after the Partnership Merger Effective Time, if available, the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation or the Surviving Partnership may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous) or (ii) obtain as of the Company Merger Effective Time "tail" insurance policies with a claims period of at least six (6) years from the Company Merger Effective Time with at least the same coverage and amounts containing terms and conditions which are no less advantageous, in each case, with respect to claims arising out of or relating to events which occurred before or at the Company Merger Effective Time so long as Parent, the Surviving Corporation and the Surviving Partnership are not required to pay an annual premium in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 250% amount being the "Maximum Premium"). The Company represents that such annual premium amount is set forth in Section 5.10(c) of the Company Disclosure Letter. If Parent, the Surviving Corporation or the Surviving Partnership are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent, the Surviving Corporation and the Surviving Partnership shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d)     The covenants contained in this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)     In the event that Parent, the Surviving Corporation or the Surviving Partnership or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent, the Surviving Corporation or the Surviving Partnership, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.12	Consents; Filings.

(a)     Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent, the Company and Operating Partnership shall, and shall cause their respective Affiliates to, (i) use its best efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Exchange Act, (B) the HSR Act, if applicable, (C) the DGCL and DRULPA, (D) the NYSE rules and regulations and (E) any other applicable Laws. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.12 or Section 5.6 as "outside counsel only." Such material and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(b)     If applicable, in furtherance thereof, as soon as practicable after the date of this Agreement, the parties shall file, or cause to be filed by their respective ultimate parent entities, with the Federal Trade Commission and the Department of Justice, the notifications required to be filed under the HSR Act with respect to the transactions contemplated in this Agreement, which notifications will include a request for early termination of the waiting period under the HSR Act. The parties agree further to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(c)     Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Without limiting the generality of the foregoing, each party shall provide to the other (or the other's advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the transactions described herein. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.12(c) as "outside counsel only." In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions described herein shall include representatives of Parent and the Company. Subject to applicable Laws, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions described herein by or on behalf of any party. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws. Notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate Parent to, and the Company shall not, without the prior written consent of Parent (i) agree or otherwise become subject to any restrictions, conditions, limitations, licensing requirements, or other understandings on or with respect to the assets or the operation of the business of Parent, the Company, or any of the Company's Subsidiaries, or (ii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment or a trust or otherwise), or divest itself of all or any portion of the business, assets, or operations of Parent, the Company, or any of the Company's Subsidiaries, except to the extent any such foregoing action would not have a Company Material Adverse Effect.

(d)     Each of the Company, Operating Partnership and the Purchaser Parties shall use commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated by this Agreement. In seeking third party consents, the parties shall cooperate and consult with each other to convey a consistent message regarding the transactions contemplated by this Agreement to all third parties. In the event that any third party consent described above shall fail to be obtained, each of the Company and Operating Partnership shall use its commercially reasonable efforts, in consultation with Parent, to minimize any adverse effect resulting, or which could reasonably be expected to result, after the Company Merger Effective Time from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement or minimizing any adverse effect from the failure to obtain such consent or preserving intact any relationship,

(i) without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material Liability or other material obligation due to such Person and (ii) none of the Purchaser Parties, the Company or any of their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited or whose relationship is being preserved any cash or other consideration, make any commitment or incur any Liability or other obligation.

Section 5.13     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the NYSE requirements, in which case that party shall use its reasonable commercial efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.14     Stock Exchange De-listing. Parent and the Company shall use their commercially reasonable efforts to cause the Common Stock and the Company Rights to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

Section 5.15     Fees, Expenses and Conveyance Taxes. Whether or not the Mergers are consummated, all expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement ("Expenses") shall be paid by the party incurring those Expenses, except (a) that Expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement and the filing fees for any filings made under the HSR Act shall be shared equally by Parent and the Company, (b) that all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne by Parent and (c) as otherwise provided in Section 7.5. At the Closing, Parent shall pay the amount set forth on Section 5.1(h) of the Company Disclosure Letter in accordance with the instructions contained therein.

Section 5.16     Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.17     Tax Matters. During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Subsidiaries shall:

(a)     prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date ("Post-Signing Returns") in a manner consistent with past practice except as otherwise required by applicable Laws; and

(b)     fully and timely pay (or cause to be paid) all Taxes due and payable in respect of such Post-Signing Returns that are so filed.

Section 5.18     Section 16b-3. Prior to the Company Merger Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.19     Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Company Merger Effective Time, of those officers and directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five (5) calendar days prior to the Closing.

Section 5.20     Voting of Executive Officer Common Stock. At any meeting of the stockholders of the Company, however called, and in any written action by stockholders of the Company, the Company shall endeavor in good faith to cause each of its executive officers within the meaning of Rule 3b-7 of the Exchange Act to vote such officer's shares of Common Stock (if any) in favor of the Company Merger and the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS

Section 6.1     Conditions to the Parties' Obligations to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)     Antitrust. The waiting period applicable to the consummation of the Mergers under the HSR Act if applicable, shall have expired or been terminated.

(c)     No Injunctions or Restraints. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Mergers may not be consummated as provided herein, no proceeding or lawsuit shall be pending by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially impair or delay or restructure the transactions contemplated hereby.

Section 6.2     Conditions to Obligations of the Purchaser Parties. The obligations of each of the Purchaser Parties to effect the Mergers are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) Other than the representations and warranties set forth in Sections 3.3 (Authorization), 3.4 (Enforceability), 3.10 (Capitalization; Options), 3.11 (Voting), 3.15(a) (Absence of Company Material Adverse Effect), 3.31 (Opinion of Financial Advisor), 3.33 (Brokers and Finders) and 3.40 (Rights Agreement), the representations and warranties of the Company and Operating Partnership set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained in them, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, in the aggregate, have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.3 (Authorization), 3.4 (Enforceability), 3.10 (Capitalization; Options), 3.11 (Voting), 3.31 (Opinion of Financial Advisor), 3.33 (Brokers and Finders) and 3.40 (Rights Agreement) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that specified date), and (iii) the representation and warranty in Section 3.15(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(b)     Performance of Obligations. The Company and Operating Partnership shall have performed in all material respects all obligations required to be performed by each under this Agreement at or prior to the Closing Date.

(c)     Officer's Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d)     No Default under Existing Financing Documents. No lender or agent of the lenders under any of the Existing Financing Documents shall have provided valid written notice to the Company of any material default under any such Existing Financing Document that is not capable of being cured or for which no remaining cure period exists, and the amendments to the Existing Financings specified on Section 6.2(d) of the Company Disclosure Letter (the "Amendments") shall be in full force and effect.

Section 6.3     Conditions to Obligations of the Company and Operating Partnership. The obligations of the Company and Operating Partnership to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of each of the Purchaser Parties set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained in them as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, in the aggregate, have a Parent Material Adverse Effect.

(b)     Performance of Obligations. Each of the Purchaser Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)     Officer's Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4     Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party, including such party's failure to use commercially reasonable efforts to consummate the Mergers and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Company Merger Effective Time by mutual written consent of Parent and the Company.

Section 7.2     Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Company Merger Effective Time:

(a)     if the Mergers have not been consummated on or before June 30, 2010 (the "End Date") except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Mergers by such date;

(b)     if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c)	if any Law prohibits consummation of the Mergers; or

(d)     if any Order restrains, enjoins or otherwise prohibits consummation of the Mergers and such Order has become final and nonappealable.

Section 7.3     Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Company Merger Effective Time:

(a)     if there occurs any Company Adverse Recommendation Change solely in response to an Intervening Event;

(b)     if (i) the board of directors of the Company (or any Authorized Committee) approves, endorses or recommends a Takeover Proposal, or there occurs a Company Adverse Recommendation Change in response to or in connection with the Company's receipt of a Takeover Proposal, or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement (provided that no "stop-look-and-listen" communication or similar communication shall be deemed to be a failure to recommend against acceptance or the taking of no position with respect to acceptance hereunder) or (iii) the Company or its board of directors (or any Authorized Committee) publicly announces its intention to do any of the foregoing; or

(c)     if none of the Purchaser Parties is in material breach of its obligations under this Agreement and the Company breaches (A) any of the covenants and agreements contained in Section 5.4 hereof (in the case of Sections 5.4(a)(1), 5.4(a)(2), 5.4(b), and the first three (3) sentences of 5.4(c), such breaches to be in any material respect) or (B) any of its other representations, warranties, covenants or agreements contained in this Agreement, which breach, in the case of clause (B) only, (i) has not been cured by the Company within 20 Business Days after the Company's receipt of written notice of such breach from Parent and (ii) is of such a nature that a condition set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the End Date.

Section 7.4     Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Company Merger Effective Time:

(a)     if the board of directors of the Company (or any Authorized Committee) approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(1)	the Requisite Company Vote has not yet been obtained;

(2)     the Company is not then, and has not been, in breach of any of its obligations under Section 5.4 in any material respect;

(3)     the board of directors of the Company (or any Authorized Committee) (A) has determined in good faith, after consulting with a nationally-recognized financial advisor (which may be the Company Financial Advisor), that such definitive agreement constitutes a Superior Proposal and (B) has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws;

(4)     the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice;

(5)     in connection with the delivery of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent for a five (5) Business Day period following Parent's receipt of such notice for the purpose of making such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement and (B) the board of directors of the Company (or such Authorized Committee) shall have determined in good faith, after the end of such five (5) Business Day period, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(6)     the Company pays to Parent the Company Termination Fee and Parent Expenses in accordance with Section 7.6 concurrently with such termination (any purported termination pursuant to this Section 7.4(a) shall be void and of no force or effect unless the Company shall have made such payment); or

(b)     if the Company is not in material breach of its obligations under this Agreement and any of the Purchaser Parties breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) has not been cured by such Purchaser Parties, as applicable, within 20 Business Days after Parent's receipt of written notice of such breach from the Company and (ii) is of such a nature that a condition set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the End Date.

Section 7.5     Effect of Termination. Except as otherwise provided herein, if this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful and material (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then, subject to Section 7.6(f) and the last sentence of Section 8.13, such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. Notwithstanding the foregoing, the provisions of Sections 5.3(b) (Confidentiality), 5.15 (Fees, Expenses and Conveyance Taxes), this 7.5, 7.6 (Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any termination of this Agreement.

Section 7.6	Expenses Following Termination.

(a)     Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.15 (Fees, Expenses and Conveyance Taxes).

(b)     The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $3,000,000 (the "Company Termination Fee"):

(1)     if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with such termination and shall be a condition to the effectiveness of such termination;

(2)     if this Agreement is terminated by Parent pursuant to Section 7.3(a), in which case payment shall be made within 18 months of such termination but in no event later than the earlier of (x) a date within two (2) Business Days following the date the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal, or (y) the date that is 18 months following the date of such termination;

(3)     if this Agreement is terminated by Parent pursuant to Section 7.3(c), in which case payment shall be made within two (2) Business Days of such termination; or

(4)     if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of a Takeover Proposal or shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two (2) Business Days of the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable (provided, that, for purposes of the foregoing clause (C) only, references in the definition of the term "Takeover Proposal" to the figure "20%" shall be deemed to be replaced by the figure "50%"); or

(5)     if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by Parent pursuant to Section 7.3(b), and (C) within 18 months following the date of such termination, the Company enters into a Contract providing for the implementation of a Takeover Proposal or shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two (2) Business Days of the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable.

(c)     If this Agreement is terminated pursuant to Section 7.2(b), Section 7.3 or Section 7.4(a), the Company shall pay to Parent, within three (3) Business Days after the date of termination and receipt of sufficiently detailed invoices, all reasonable out-of-pocket costs and expenses including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by Parent prior to such termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (such amount, the "Parent Expenses"); provided, that the maximum amount of Parent Expenses to be reimbursed by the Company under this Section 7.6(c) shall not exceed:

(1)     $1,500,000, if this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b); or

(2)     $1,500,000, if this Agreement is terminated by Parent pursuant to Section 7.3(a); provided, however, the Company shall reimburse up to an additional $2,000,000 of Parent Expenses within 18 months of such termination but in no event later than the earlier of (x) a date within two (2) Business Days following the date the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal, or (y) the date that is 18 months following the date of such termination, and subject to the Company's receipt of sufficiently detailed invoices for such additional Parent Expenses;

(3)     $1,500,000, if this Agreement is terminated by Parent pursuant to Section 7.3(b), provided, however, the Company shall reimburse up to an additional $2,000,000 of Parent Expenses concurrently with any payment required pursuant to Section 7.6(b)(5), subject to the Company's receipt of sufficiently detailed invoices for such additional Parent Expenses; or

(4)     $3,500,000, if this Agreement is terminated by (x) Parent pursuant to Section 7.3(c), or (y) the Company pursuant to Section 7.4(a).

(d)     In no event shall the Company be required to pay under this Section 7.6 an amount in excess of the Company Termination Fee and the Parent Expenses.

(e)     Each of the Company and Parent acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee and Parent Expenses when due shall reimburse Parent for all reasonable Expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.6.

(f)     Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Parent for any reason, Parent's right to receive payment of the Company Termination Fee and Parent Expenses from the Company pursuant to Section 7.6 and to require Company to perform its obligations under Section 7.6(e), shall be the sole and exclusive remedy of the Purchaser Parties against the Company, the Operating Partnership and any of their respective former, current or future general or limited partners, stockholders, managers, members, Affiliates or Representatives (collectively, the "Company Parties") (whether at law or in equity, in contract or in tort) with respect to the negotiation, execution and performance of this Agreement and the transactions and obligations contemplated hereby, including for any loss suffered as a result of the failure of the Mergers to be consummated, under any theory and for any reason, and, subject to payment in full of such amounts and fulfillment of such obligations if and to the extent due, none of the Company Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement.

Section 7.7     Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Company Merger Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors (or similar governing body or entity) of each party. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8     Extension; Waiver. At any time prior to the Company Merger Effective Time, the Purchaser Parties, on the one hand, and the Company and Operating Partnership, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any part to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9     Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors (or similar governing body or entity) of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the board of directors (or similar governing body or entity) of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Certain Definitions. For purposes of this Agreement:

(a)     "Acceptable Confidentiality Agreement" means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, in the case of clause (ii) that such agreement shall (x) not prohibit the Company from providing information to Parent or require the Company to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its(their) representatives named therein) and (y) contain such terms and conditions that are substantially the same as those contained in the Confidentiality Agreement; provided, however, that no such agreement needs to prohibit the making or amendment of any Takeover Proposal or otherwise contain any "standstill" or similar provisions.

(b)     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(c)     "Authorized Committee" means a special committee or any other committee of the board of directors of the Company given power by the board of directors of the Company for any purpose under this Agreement.

(d)     "Business Day" means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(e)     "Certificate" or "Certificates" means any certificate that immediately prior to the Company Merger Effective Time represented Common Stock (other than Excluded Shares).

(f)     "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the United States Internal Revenue Service or any successor agency pursuant to the Internal Revenue Code or any successor law.

(g)     "Company Marks" has the meaning set forth on Section 8.1(g) of the Company Disclosure Letter.

(h)     "Company Material Adverse Effect" means any event, circumstance, development, change or effect (each, an "Effect") that, individually or in the aggregate with all other Effects, is or is reasonably likely to become materially adverse to the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially impair or delay (to a date beyond the End Date) the consummation of the Mergers; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any Effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such change has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (iii) seasonal fluctuations in the business of the Company and its Subsidiaries, (iv) changes in Laws applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or liabilities, or in GAAP; (v) any acts of terrorism or war, any outbreak or escalation of hostilities, whether or not pursuant to the declaration of an emergency or war, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters; (vi) any failure to meet internal or published projections, forecasts, budgets or revenue or earning predictions for any period (except to the extent that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect); (vii) any change in the market price or trading volume of any securities of the Company (except to the extent that the facts or occurrences giving rise to or contributing to any change in the market price or trading volume of any securities of the Company may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect); (viii) the announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, Representatives or financing sources, the taking or not taking of any action to the extent required by this Agreement or by applicable Laws, or the pendency or contemplated consummation of the transactions contemplated hereby, including the loss of any current or prospective clients, customers, employees, officers, financing sources, investors, landlords, partners, suppliers or vendors of the Company or any of its Subsidiaries due to any of the foregoing in this clause (viii); provided that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 3.9 (Non-Contravention), the exceptions set forth in this clause (viii) will not apply; or (ix) any actions taken, or not taken, with the consent or at the request of Parent.

(i)     "Contracts" means any contract, agreement, collective agreements, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

(j)     "Environmental Claims" means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders and notices of potential responsibility pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from Company's Assets or business; (iii) any violations of Environmental Laws by the Company prior to the Closing Date.

(k)     "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of worker health and safety, natural resources, animal health or welfare, or the environment.

(l)     "Environmental Permits" means any permits, licenses, certificates and approvals required under any Environmental Law.

(m)     "Hazardous Materials" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls, lead based paint or urea formaldehyde foam insulation, (b) any chemicals, materials, radiation, substances or wastes (whether solid, liquid or gas) which are defined or regulated as "hazardous substances," "hazardous materials," "hazardous constituents," "hazardous wastes, "chemical substances," "solid wastes," "pollutants" or "contaminants" or words of similar meaning and regulatory effect under any Environmental Law, and (c) any other chemicals, materials, radiation, wastes or substances (whether solid, liquid or gas), (i) the exposure to or treatment, storage, transportation, disposal or release of which is prohibited, limited or regulated by any Environmental Law, (ii) that pose a hazard to natural resources, industrial hygiene, or the environment, or an impediment to working conditions, or (iii) that are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic.

(n)     "Intervening Event" means any material event, development, state of affairs or change in circumstances, in each case that arises after the date of this Agreement; provided,

however, that in no event shall the receipt, existence or terms of  a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(o)     "Knowledge" means, when used with respect to the Company, the actual Knowledge after due inquiry of the Persons set forth in Section 8.1(o) of the Company Disclosure Letter, and, when used with respect to Parent, the actual Knowledge after due inquiry of Bruce G .Wiles.

(p)     "Laws" means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(q)     "Liens" means any liens, mortgages, encumbrances, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts or other encumbrances.

(r)	"NYSE" means the New York Stock Exchange.

(s)     "Orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(t)     "Parent Material Adverse Effect" means any Effect that would reasonably be expected to prevent or materially impair or delay the ability of Parent, Merger Sub or Merger Partnership to perform its obligations hereunder, the ability of the Equity Investors to perform their obligations under the Equity Commitment Letter or the ability of the Guarantors to perform their obligations under the Limited Guarantees.

(u)     "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, labor union, work council, Governmental Entity and other entity and group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

(v)     "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater or septic system.

(w)     "Remediation" means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

(x)     "Representatives" means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(y)     "Requisite Company Vote" means the adoption of this Agreement by the holders of a majority in voting power of the issued and outstanding shares of Common Stock entitled to vote thereon.

(z)     "Subsidiary" means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of the outstanding capital stock or equity interests of such Person.

(aa)     "Superior Proposal" means a written Takeover Proposal (with references in the definition of the term "Takeover Proposal" to the figure "20%" deemed to be replaced by the figure "50%") that the board of directors of the Company (or any Authorized Committee) determines, in its good faith judgment, after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Takeover Proposal, is on terms and conditions more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) than those contemplated by this Agreement.

(bb)     "Takeover Proposal" means, any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than a merger involving only the Company and one or more of its wholly-owned Subsidiaries), (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a liquidation or dissolution of the Company, (v) a reorganization or recapitalization of the Company, other than any such transaction that does not involve a transfer of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the voting power of the capital stock of the Company, or (vi) any other transaction having a similar effect to those described in clauses (i) – (v), in each case other than the transactions contemplated by this Agreement.

(cc)     "Taxes" means (i) any and all U.S. federal, state, provincial, local, non-U.S. and other taxes, custom, levies, fees, imposts, duties, and similar governmental assessments or charges (including any interest, fines, assessments, penalties or additions imposed in connection therewith or with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, alternative or add-on minimum, withholding, backup withholding, employment, social security (or similar), disability, registration, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

(dd)     "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, or amendment thereof, and including any schedule or attachment or supplement to any of the foregoing.

(ee)     "Treasury Regulations" means the Treasury regulations promulgated under the Code.

Section 8.2     Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words "include," "includes" and "including" shall not be limiting and shall be deemed to be followed by the phrase "without limitation." Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 8.3     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Company Merger Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Company Merger Effective Time.

Section 8.4     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.5     Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 8.6     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7     Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to the Purchaser Parties, to:

Hotel Acquisition Company, LLC c/o Thayer Lodging Group, Inc. 1997 Annapolis Exchange Parkway, Suite 550 Annapolis, Maryland 21403 Facsimile: (410) 268-1582 Attention: Bruce G. Wiles

with a copy to (which shall not constitute notice):

Hogan & Hartson LLP 555 13th Street, NW Washington, DC 20004 Facsimile: (202) 637-5910 Attention: Carol Weld King, Esq.

If to the Company or Operating Partnership, to:

Interstate Hotels & Resorts, Inc. 4501 North Fairfax Drive, Suite 500 Arlington, VA 22203 Facsimile: (703) 542-0965 Attention: Christopher L. Bennett, Esq.

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Facsimile: (212) 757-3990 Attention: Kelley D. Parker, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this

Section 8.7, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8     Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty (including any implied warranty), estimates, projections, forecasts, plans and/or similar forward-looking information, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9     No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than after the Company Merger Effective Time the rights to indemnification and insurance pursuant to Section 5.10 hereof (of which the persons entitled to indemnification are the intended beneficiaries).

Section 8.10     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11     Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.12     Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties hereto, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, provided, that no such designation shall prevent, impair or materially delay the consummation of any of the transactions contemplated hereby.

Section 8.13     Remedies. Except as otherwise provided in this Agreement, including Section 7.6(f), any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. In the event of any breach of this Agreement by any of the Purchaser Parties, Parent agrees that, without limiting Section 8.14, the damages of the Company, if any, shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven, the benefit of the bargain lost by the holders of OP Units and the Company's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). Notwithstanding the foregoing, the parties agree and acknowledge that, without limiting Section 8.14 of this Agreement, if this Agreement is terminated by the Company pursuant to Section 7.4(b), in no event shall the aggregate damages of the Company Parties be deemed to exceed $75,265,164.

Section 8.14     Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. This right shall include the right of the Company (without prejudice to its rights under the Limited Guarantees) to (i) cause the Purchaser Parties to cause the Mergers and the transactions contemplated by the Agreement to be consummated on the terms and subject to the conditions set forth in this Agreement and (ii) cause the Purchaser Parties to fully enforce the terms of the Equity Commitment Letters against the parties thereto in accordance with the terms thereof. Each of the parties hereto hereby waives (and agrees not to assert) (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Laws to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 8.15     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ Thomas F. Hewitt
Name: Thomas F. Hewitt Title: Chief Executive Officer
INTERSTATE OPERATING COMPANY, L.P.
By:	INTERSTATE HOTELS & RESORTS, INC., Its sole general partner
By:	/s/ Thomas F. Hewitt
Name: Thomas F. Hewitt Title: Chief Executive Officer
HOTEL ACQUISITION COMPANY, LLC
By:	/s/ Bruce G. Wiles
Name: Bruce G. Wiles Title: Chief Executive Officer
By:	/s/ Yang Wei Min
Name: Yang Wei Min Title: Board Member
HAC MERGER SUB, INC.
By:	/s/ Bruce G. Wiles
Name: Bruce G. Wiles Title: President
HAC MERGER PARTNERSHIP, L.P.
By:	HAC MERGER SUB, INC., Its sole general partner
By:	/s/ Bruce G. Wiles
Name: Bruce G. Wiles Title: President

EXHIBIT A

FORMS OF VOTING AGREEMENT

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COLISEUM CAPITAL MANAGEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated December 18, 2009, is made by and between the entities and individuals identified on Schedule I attached hereto (collectively, the “Securityholder”), and Hotel Acquisition Company, LLC, a Delaware limited liability company (“Parent”).

WHEREAS, Parent, HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), HAC Merger Partnership, L.P., a Delaware limited partnership and a Subsidiary of Merger Sub (together with Parent and Merger Sub, the “Purchaser Parties”), Interstate Hotels & Resorts, Inc., a Delaware corporation (“Island”), and Interstate Operating Company, L.P., a Delaware limited liability partnership propose to enter into a Merger Agreement (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge into Island (the “Merger”) with the surviving corporation becoming a wholly-owned Subsidiary of Parent and each share of common stock, par value $.01, of Island (the “Common Stock”) being converted into the right to receive the Common Share Merger Consideration;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement;

WHEREAS, the approval of the Merger Agreement by the stockholders of Island is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”); and

WHEREAS, as a condition to the willingness of the Purchaser Parties to enter into the Merger Agreement and as an inducement and in consideration therefor, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.	Certain Definitions. For purposes of this Agreement:

(a)        “Encumbrances” means, with respect to any security, any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on the title, transfer or exercise of any voting rights or other rights as a holder of such security.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)        “Option” means, with respect to any security, any option, warrant, call, subscription, commitment or other contract representing the right to purchase or otherwise receive any such security or any interest in such security (including, with respect to the Common Stock, Class A units of limited partnership interest in Interstate Operating Company, L.P).

(d)       The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable

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pursuant to an Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(e)        “Restricted Shares” means the shares of restricted stock of Island issued under the Company Stock Award Plans.

(f)       “Shares” means (i) all shares of Common Stock (including any Restricted Shares) Owned by the Securityholder as of the date of this Agreement and (ii) all additional shares of Common Stock (including additional Restricted Shares) of which the Securityholder acquires Ownership during the period from the date of this Agreement until the termination of this Agreement (including through the exercise, vesting or settlement of an Option).

(g)       “Subject Securities” means (i) all securities of Island (including all Shares and all Options to acquire any securities of Island) Owned by the Securityholder as of the date of this Agreement and (ii) all additional securities of Island (including additional Shares and additional Options to acquire any securities of Island) of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(h)       The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges or otherwise disposes (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Secruityholder grants any Option for such security or for any interest in such security or (iii) the Securityholder consents to any of the foregoing.

Section 2.         Representations and Warranties of the Securitiyholder. The Securityholder hereby represents and warrants to Parent as follows:

(a)        As of the date of this Agreement: (i) the Securityholder Owns the number of shares of Common Stock (including any Restricted Shares) set forth under the heading “Common Stock Held of Record or Beneficially Owned” on Schedule I; (ii) the Securityholder holds the Options set forth under the heading “Options and Exercise Prices” on Schedule I; (iii) in addition to the Subject Securities set forth on Schedule I pursuant to Sections 2(a)(i) or 2(a)(ii), the Securityholder Owns the additional Subject Securities set forth under the heading “Other Subject Securities Owned” on Schedule I; (iv) the Securityholder does not Own any securities of Island (including any Option for any securities of Island) other than the Subject Securities set forth on Schedule I; (v) except as set forth on Schedule I, the Securityholder Owns free and clear of all Encumbrances all of the Subject Securities set forth on Schedule I; (vi) the Securityholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities set forth on Schedule I, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement; and (vii) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Securityholder to Transfer any of the Subject Securities set forth on Schedule I.

(b)       The Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

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(c)        This Agreement has been duly authorized, executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)       The execution and delivery of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of the Securityholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which the Securityholder or the Securityholder’s assets (including the Subject Securities) are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to the Securityholder.

(e)        There is no action, proceeding or investigation pending or, to the knowledge of the Securityholder, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3.         Representations and Warranties of Parent. Parent hereby represents and warrants to the Securityholder as follows:

(a)        Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Parent has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)       This Agreement has been duly authorized, executed and delivered by Parent, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)        The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Parent or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or by which Parent or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Parent.

Section 4.         Transfer of the Subject Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Subject Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Securities; (c) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities; (d) create or permit to exist any Encumbrance with respect to the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding anything to the contrary

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set forth in this Agreement, Securityholder may Transfer any or all of the Subject Securities by operation of law.

Section 5.         Waiver of Appraisal Rights. The Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights with respect to the Merger, the Transactions or any related transaction that the Securityholder may have by virtue of, or with respect to, any of the Subject Securities.

Section 6.         Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of Island, however called, and in any written action by consent of stockholders of Island, unless otherwise directed in writing by Parent, the Securityholder shall cause the Shares (if any) to be voted and, to the fullest extent legally permitted, cause holders of record of the Subject Securities to vote:

(a)        in favor of approval of the Merger, the Merger Agreement and the Transactions;

(b)       against approval of any action or proposal made in opposition to, or in competition with, consummation of the Merger or the Transactions;

(c)        against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of Island in the Merger Agreement; and

(d)       against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the Transactions;

provided, however, that nothing in this Section 6 shall be deemed to prohibit the any individual identified on Schedule I hereto, in his or her capacity as an officer or director of Island, from taking any action on behalf of Island that is expressly permitted by Section 5.4 of the Merger Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting the Subject Securities in Securityholder’s sole discretion on any matter other than those matters referred to herein.

Section 7.         Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Subject Securities. Nothing in this Agreement shall limit or affect any actions taken by any individual identified on Schedule I hereto, in his or her capacity as a director or officer of Island, to the extent this Agreement could be construed to restrict the exercise by such individual of his or her fiduciary duties in such capacity.

Section 8.         No Solicitation. The Securityholder shall not, and shall not authorize or permit its representatives to, take any action that Island is prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

Section 9.         Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any additional Subject Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Subject Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

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Section 10.       Proxy Statement. The Securityholder hereby authorizes Island and Parent to disclose in any report, filing, announcement or disclosure made with the SEC or otherwise and in the Company Proxy Statement the Securityholder’s identity and ownership of the Subject Securities and the nature of Securityholder’s obligation under this Agreement, provided that Securityholder is provided with a reasonable opportunity to review such disclosure in advance of it being made.

Section 11.       Further Assurances. The Securityholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

Section 12.       Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination by each Securityholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Securityholder which would reduce or change the form of the Common Share Merger Consideration; (c) August 31, 2010; and (d) the Closing Date; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 12, Section 7, Section 13 and Section 15 shall survive any termination of this Agreement.

Section 13.       Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 14.       Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes Island, the Purchaser Parties or their respective counsel to, notify Island’s transfer agent that there is a stop transfer order with respect to the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities).

Section 15.	Miscellaneous.

(a)        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto.

If to Parent, to:

Hotel Acquisition Company, LLC

c/o Thayer Lodging Group, Inc.

1997 Annapolis Exchange Parkway,

Suite 550

Annapolis, Maryland 21403

Facsimile: (410) 268-1582

Attention: Bruce G. Wiles

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With a copy to:

Hogan & Hartson LLP

555 13th Street, NW

Washington, DC 20004

Facsimile: (202) 637-5910

Attention: Carol Weld King, Esq.

(b)       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d)       Entire Agreement. This Agreement, together with the Merger Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e)        Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(f)        Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Parent, on the one hand, or the Securityholder, on the other hand, without the prior written consent of the other, except that Parent may assign any of its rights or obligations to any of Parent’s Subsidiaries without the prior written consent of the Securityholder. Island may not assign or delegate any of its rights, obligations or duties hereunder. Notwithstanding the foregoing, each of the parties shall remain liable for all of their respective obligations under this Agreement, irrespective of any such assignment. Subject to the first sentence of this Section 15(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 15(f) shall be void.

(g)       Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h)       Specific Performance. The Securityholder acknowledges that money damages would be an inadequate remedy for any breach of this Agreement by the Securityholder and that the obligations of the Securityholder shall be enforceable by Parent through injunctive or other equitable relief.

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(i)        Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature Page Follows]

8

IN WITNESS WHEREOF, Parent and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER:

COLISEUM CAPITAL MANAGEMENT, LLC
By:
Name: Christopher Shackelton Title: Manager

COLISEUM CAPITAL, LLC
By:
Name: Adam Gray Title: Manager

COLISEUM CAPITAL PARTNERS, L.P

By: Coliseum Capital, LLC Its General Partner

By:
Name: Adam Gray Title: Manager

COLISEUM CAPITAL PARTNERS, L.P.
By:
Name: Adam Gray Title: Manager

HOTEL ACQUISITION COMPANY, LLC
By:
Name: Title:

[Signature page to Voting Agreement]

SCHEDULE I

SECURITYHOLDER:

COLISEUM CAPITAL MANAGEMENT, LLC

COLISEUM CAPITAL, LLC

COLISEUM CAPITAL PARTNERS, L.P.

Securityholder’s address:

825 Third Avenue, 36th Floor

New York, NY 10022

Common Stock Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Subject Securities Owned
3,740,743	0	0

MANAGEMENT SECURITYHOLDERS

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated December 18, 2009, is by and among __________________ (the “Securityholder”), a securityholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (“Island”), and Hotel Acquisition Company, LLC, a Delaware limited liability company (“Parent”).

WHEREAS, Parent, HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), HAC Merger Partnership, L.P., a Delaware limited partnership and a Subsidiary of Merger Sub (together with Parent and Merger Sub, the “Purchaser Parties”), Island and Interstate Operating Company, L.P., a Delaware limited liability partnership, propose to enter into a Merger Agreement (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge into Island (the “Merger”) with the surviving corporation becoming a wholly-owned Subsidiary of Parent and each share of common stock, par value $.01, of Island (the “Common Stock”) being converted into the right to receive the Common Share Merger Consideration;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement;

WHEREAS, the approval of the Merger Agreement by the stockholders of Island is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”); and

WHEREAS, as a condition to the willingness of the Purchaser Parties to enter into the Merger Agreement and as an inducement and in consideration therefor, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.	Certain Definitions. For purposes of this Agreement:

(a)        “Encumbrances” means, with respect to any security, any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on the title, transfer or exercise of any voting rights or other rights as a holder of such security.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)        “Option” means, with respect to any security, any option, warrant, call, subscription, commitment or other contract representing the right to purchase or otherwise receive any such security or any interest in such security (including, with respect to the Common Stock, Class A units of limited partnership interest in Interstate Operating Company, L.P).

(d)       The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable

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pursuant to an Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(e)        “Restricted Shares” means the shares of restricted stock of Island issued under the Company Stock Award Plans.

(f)       “Shares” means (i) all shares of Common Stock (including any Restricted Shares) Owned by the Securityholder as of the date of this Agreement and (ii) all additional shares of Common Stock (including additional Restricted Shares) of which the Securityholder acquires Ownership during the period from the date of this Agreement until the termination of this Agreement (including through the exercise, vesting or settlement of an Option).

(g)       “Subject Securities” means (i) all securities of Island (including all Shares and all Options to acquire any securities of Island) Owned by the Securityholder as of the date of this Agreement and (ii) all additional securities of Island (including additional Shares and additional Options to acquire any securities of Island) of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(h)       The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges or otherwise disposes (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Secruityholder grants any Option for such security or for any interest in such security or (iii) the Securityholder consents to any of the foregoing.

Section 2.         Representations and Warranties of the Securitiyholder. The Securityholder hereby represents and warrants to Parent as follows:

(a)        As of the date of this Agreement: (i) the Securityholder Owns the number of shares of Common Stock (including any Restricted Shares) set forth under the heading “Common Stock Held of Record or Beneficially Owned” on Schedule I; (ii) the Securityholder holds the Options set forth under the heading “Options and Exercise Prices” on Schedule I; (iii) in addition to the Subject Securities set forth on Schedule I pursuant to Sections 2(a)(i) or 2(a)(ii), the Securityholder Owns the additional Subject Securities set forth under the heading “Other Subject Securities Owned” on Schedule I; (iv) the Securityholder does not Own any securities of Island (including any Option for any securities of Island) other than the Subject Securities set forth on Schedule I; (v) except as set forth on Schedule I, the Securityholder Owns free and clear of all Encumbrances all of the Subject Securities set forth on Schedule I; (vi) the Securityholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities set forth on Schedule I, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement; and (vii) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Securityholder to Transfer any of the Subject Securities set forth on Schedule I.

(b)       The Securityholder has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby.

(c)        This Agreement has been executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy,

12

insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)       The execution and delivery of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with  any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which the Securityholder or the Securityholder’s assets (including the Subject Securities) are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to the Securityholder.

(e)        There is no action, proceeding or investigation pending or, to the Securityholder’s knowledge, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3.         Representations and Warranties of Parent. Parent hereby represents and warrants to the Securityholder as follows:

(a)        Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Parent has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)       This Agreement has been duly authorized, executed and delivered by Parent, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)        The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Parent or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or by which Parent or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Parent.

Section 4.         Transfer of the Subject Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Subject Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Securities; (c) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities; (d) create or permit to exist any Encumbrance with respect to the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, Securityholder may Transfer any or all of the Subject Securities by will or operation of law.

Section 5.         Waiver of Appraisal Rights. The Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of

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appraisal, any dissenters’ rights and any similar rights with respect to the Merger, the Transactions or any related transaction that the Securityholder may have by virtue of, or with respect to, any of the Subject Securities.

Section 6.         Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of Island, however called, and in any written action by consent of stockholders of Island, unless otherwise directed in writing by Parent, the Securityholder shall cause the Shares (if any) to be voted and, to the fullest extent legally permitted, cause holders of record of the Subject Securities to vote:

(a)        in favor of approval of the Merger, the Merger Agreement and the Transactions;

(b)       against approval of any action or proposal made in opposition to, or in competition with, consummation of the Merger or the Transactions;

(c)        against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of Island in the Merger Agreement; and

(d)       against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the Transactions;

provided, however, that nothing in this Section 6 shall be deemed to prohibit the Securityholder, in his or her capacity as an officer or director of Island, from taking any action on behalf of Island that is expressly permitted by Section 5.4 of the Merger Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting the Subject Securities in Securityholder’s sole discretion on any matter other than those matters referred to herein.

Section 7.         Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Subject Securities. Nothing in this Agreement shall limit or affect any actions taken by Securityholder in his or her capacity as a director or officer of Island, to the extent this Agreement could be construed to restrict the exercise by Securityholder of his or her fiduciary duties in such capacity.

Section 8.         No Solicitation. The Securityholder shall not take any action that Island is prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

Section 9.         Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any additional Subject Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Subject Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 10.       Proxy Statement. The Securityholder hereby authorizes Island and Parent to disclose in any report, filing, announcement or disclosure made with the SEC or otherwise and in the Company Proxy Statement the Securityholder’s identity and ownership of the Subject Securities and the nature of Securityholder’s obligation under this Agreement, provided that Securityholder is provided with a reasonable opportunity to review such disclosure in advance of it being made.

14

Section 11.       Further Assurances. The Securityholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

Section 12.       Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination by the Securityholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Securityholder which would reduce or change the form of the Common Share Merger Consideration; and (c) the Closing Date; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 12, Section 7, Section 13 and Section 15 shall survive any termination of this Agreement.

Section 13.       Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 14.       Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes Island, the Purchaser Parties or their respective counsel to, notify Island’s transfer agent that there is a stop transfer order with respect to the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities).

Section 15.	Miscellaneous.

(a)        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto.

If to Parent, to:

Hotel Acquisition Company, LLC

c/o Thayer Lodging Group, Inc.

1997 Annapolis Exchange Parkway,

Suite 550

Annapolis, Maryland 21403

Facsimile: (410) 268-1582

Attention: Bruce G. Wiles

With a copy to:

Hogan & Hartson LLP

555 13th Street, NW

Washington, DC 20004

Facsimile: (202) 637-5910

Attention: Carol Weld King, Esq.

15

(b)       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d)       Entire Agreement. This Agreement, together with the Merger Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e)        Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(f)        Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Parent, on the one hand, or the Securityholder, on the other hand, without the prior written consent of the other, except that Parent may assign any of its rights or obligations to any of Parent’s Subsidiaries without the prior written consent of the Securityholder. Notwithstanding the foregoing, each of the parties shall remain liable for all of their respective obligations under this Agreement, irrespective of any such assignment. Subject to the first sentence of this Section 15(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 15(f) shall be void.

(g)       Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h)       Specific Performance. The Securityholder acknowledges that money damages would be an inadequate remedy for any breach of this Agreement by the Securityholder and that the obligations of the Securityholder shall be enforceable by Parent through injunctive or other equitable relief.

(i)        Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature Page Follows]

16

IN WITNESS WHEREOF, Parent and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER
By:
Name: Title:

HOTEL ACQUISITION COMPANY, LLC
By:
Name: Title:

[Signature page to Voting Agreement]

SCHEDULE I

 Securityholder’s address:

Common Stock Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Subject Securities Owned

[Signature page to Voting Agreement]

EXHIBIT B

FORM OF SURVIVING CHARTER

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF INTERSTATE HOTELS & RESORTS, INC.

Interstate Hotels & Resorts, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Interstate Hotels & Resorts, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [date] and a restated Certificate of Incorporation of the Corporation became effective upon the filing with the Secretary of the State of Delaware of a certificate of merger on July 25, 2002.

THIRD: This Second Restated Certificate of Incorporation restates, integrates and amends the Restated Certificate of Incorporation of the Corporation, and has been duly adopted and approved by the Board of Directors of the Corporation in accordance with applicable provisions of the General Corporation Law of the State of Delaware.

FOURTH: This Second Restated Certificate of Incorporation so adopted reads in full as follows:

Article 1.	NAME

The name of this corporation is Interstate Hotels & Resorts, Inc. (the “Corporation”).

Article 2.	REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

Article 3.	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.	CAPITAL STOCK
4.1.	Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000 of which 1,000 of such shares shall be Common Stock, all of one class, having a par value of $.001 per share (“Common Stock”).

4.2.          Common Stock

4.2.1.	Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.	Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.	Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.	Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5.	BOARD OF DIRECTORS
5.1.	Initial Directors; Number; Election

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

Name	Mailing Address

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

5.2.	Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3.	Limitation of Liability

5.3.1.          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

5.3.2          To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Corporation determines to provide such indemnification. The Corporation shall reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

5.3.3          The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3.3 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

5.3.4          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 5.3, the bylaws or under Section 145 of the Delaware General Corporation Law or any other provision of law.

5.3.5          The rights to indemnification and to the advancement of expenses conferred in this Section 5.3 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. No repeal or modification of this Section 5.3 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

5.3.6          The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

5.3.7          Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

Article 6.	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 7.          RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in, or amend and restate, this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

          IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be signed by its ___________ this ___ day of ___________________, 2010.

INTERSTATE HOTELS & RESORTS, INC.
By:
Name:
Title:

EXHIBIT C

FORM OF SURVIVING BYLAWS

INTERSTATE HOTELS & RESORTS, INC.

AMENDED AND RESTATED BYLAWS

TABLE OF CONTENTS

Page

1.	OFFICES	1
1.1.	Registered Office	1
1.2.	Other Offices	1
2.	MEETINGS OF STOCKHOLDERS	1
2.1.	Place of Meetings	1
2.2.	Annual Meetings	1
2.3.	Special Meetings	2
2.4.	Notice of Meetings	2
2.5.	Waivers of Notice	2
2.6.	Business at Special Meetings	2
2.7.	List of Stockholders	2
2.8.	Quorum at Meetings	3
2.9.	Voting and Proxies	3
2.10.	Required Vote	4
2.11.	Action Without a Meeting	4
3.	DIRECTORS	5
3.1.	Powers	5
3.2.	Number and Election	5
3.3.	Nomination of Directors	5
3.4.	Vacancies	6
3.5.	Meetings	6
3.5.1.	Regular Meetings	6
3.5.2.	Special Meetings	6
3.5.3.	Telephone Meetings	6
3.5.4.	Action Without Meeting	7
3.5.5.	Waiver of Notice of Meeting	7
3.6.	Quorum and Vote at Meetings	7
3.7.	Committees of Directors	7
3.8.	Compensation of Directors	8
4.	OFFICERS	8
4.1.	Designation	8
4.2.	Term of Office	8
4.3.	President	9
4.4.	Vice Presidents	9
4.5.	Secretary	9
4.6.	Treasurer	9
5.	CAPITAL STOCK	10

- i -

5.1.	Certificates of Stock; Uncertificated Shares	10
5.2.	Lost Certificates	10
5.3.	Record Date	10
5.3.1.	Actions by Stockholders	10
5.3.2.	Payments	11
5.4.	Stockholders of Record	11
6.	INDEMNIFICATION; INSURANCE	12
6.1.	Indemnity Undertaking	12
6.2.	Advancement of Expenses	12
6.3.	Rights Not Exclusive	12
6.4.	Continuation of Benefits	13
6.5.	Insurance	13
6.6.	Binding Effect	13
6.7.	Procedural Rights	13
6.8.	Service Deemed at Corporation’s Request	14
7.	GENERAL PROVISIONS	14
7.1.	Inspection of Books and Records	14
7.2.	Dividends	14
7.3.	Reserves	14
7.4.	Execution of Instruments	14
7.5.	Fiscal Year	15
7.6.	Seal	15

- ii -

AMENDED AND RESTATED BYLAWS

OF

INTERSTATE HOTELS & RESORTS, INC.

1.	OFFICES

1.1.	Registered Office

The initial registered office of the Corporation shall be in Wilmington, Delaware, and the initial registered agent in charge thereof shall be Corporation Trust Company.

1.2.	Other Offices

The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

2.	MEETINGS OF STOCKHOLDERS

2.1.	Place of Meetings

All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, or the President. Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.

2.2.	Annual Meetings

Unless directors are elected by written consent in lieu of an annual meeting, the Corporation shall hold annual meetings of stockholders, commencing with the year 2010, on such date and at such time as shall be designated from time to time by the Board of Directors or the President, at which stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. If a written consent electing directors is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

2.3.	Special Meetings

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors or the President.

2.4.	Notice of Meetings

Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “DGCL”) or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the DGCL.

2.5.	Waivers of Notice

Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice (1) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (2) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.

2.6.	Business at Special Meetings

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the DGCL or these Bylaws).

2.7.	List of Stockholders

After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.8.	Quorum at Meetings

Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (1) to holding the meeting or transacting business at the meeting, or (2) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

2.9.	Voting and Proxies

Unless otherwise provided in the DGCL or in the Corporation’s Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. If authorized by the Board of Directors, and subject to such guidelines as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at such meeting whether such meeting is held at a designated place or solely by means of remote communication, provided that (1) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (2) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

2.10.	Required Vote

When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. If the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, every reference in these Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to a majority or other proportion of the votes of such stock, voting stock or shares. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

2.11.	Action Without a Meeting

Any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to the Corporation in the manner prescribed by the DGCL for inclusion in the minute book. No consent shall be effective to take the corporate action specified unless the number of consents required to take such action are delivered to the Corporation within sixty days of the delivery of the earliest-dated consent. A telegram, cablegram or other electronic transmission consenting to such action and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.11, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine

(1) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (2) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is delivered to the Corporation in accordance with Section 228(d)(1) of the DGCL. Written notice of the action taken shall be given in accordance with the DGCL to all stockholders who do not participate in taking the action who would have been entitled to notice if such action had been taken at a meeting having a record date on the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

3.	DIRECTORS
3.1.	Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the DGCL.

3.2.	Number and Election

The number of directors which shall constitute the whole board shall not be fewer than one (1) nor more than nine (9). Commencing on the date hereof, the board shall consist of _____ director. Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors.

3.3.	Nomination of Directors

The Board of Directors shall nominate candidates to stand for election as directors; and other candidates also may be nominated by any Corporation stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Corporation no later than ninety days prior to the meeting of stockholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Corporation’s stock owned, directly or indirectly, by the nominator. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.4 hereof, and each director elected shall hold office until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. Directors need not be stockholders.

3.4.	Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. In the event that one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

3.5.	Meetings
3.5.1.	Regular Meetings

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.5.2.	Special Meetings

Special meetings of the Board may be called by the President on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram, facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the DGCL (effective when directed to the director), and on five days’ notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.

3.5.3.	Telephone Meetings

Members of the Board of Directors may participate in a meeting of the board by any communication by means of which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

3.5.4.	Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, signed by each director, and delivered to the Corporation for inclusion in the minute book.

3.5.5.	Waiver of Notice of Meeting

A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice.  Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

3.6.	Quorum and Vote at Meetings

At all meetings of the board, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 3.2 of these Bylaws. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

3.7.	Committees of Directors

The Board of Directors may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or adopting, amending or repealing any bylaw of the Corporation; and unless the resolution designating the committee, these bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required. Unless otherwise specified in the Board resolution appointing the Committee, all provisions of the DGCL and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.8.	Compensation of Directors

The Board of Directors shall have the authority to fix the compensation of directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

4.	OFFICERS
4.1.	Designation

The executive officers of the Corporation shall be chosen by the directors and shall be a president, secretary and treasurer.  The Board of Directors may also choose a president, vice presidents and such other officers as it shall deem necessary.  Any number of offices may be held by the same person.

4.2.	Term of Office

The officers of the Corporation shall hold office for one year and until their successors are chosen and have qualified.  Any officer or agent elected or appointed by the Board may be removed by the Board of Directors or by the stockholders holding the majority of the outstanding shares of the Corporation entitled to vote whenever in their judgment the best interest of the Corporation will be served thereby.

4.3.	President

The president shall be the chief executive officer of the Corporation; he or she shall preside at all meetings of the stockholders and directors; he or she shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the president, to any other officer or officers of the Corporation.  The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation.  He or she shall be ex officio a member of all committees, and shall have the general power and duties of supervision and management usually vested in the office of president of a Corporation.

4.4.	Vice Presidents

In the absence of the President or in the event of his inability or refusal to act, the Vice President (or if there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

4.5.	Secretary

The secretary shall attend all sessions of the Board and all meetings of the stockholders and act as clerk thereof, and record all the votes of the Corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all committees of the Board of Directors when required.  The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, and under whose supervision he or she shall be.  The secretary shall keep in safe custody the corporate seal of the Corporation, and when authorized by the Board, affix the same to any instrument requiring it.

4.6.	Treasurer

The treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall keep the monies of the Corporation in a separate account to the credit of the Corporation.  The treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the president and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Corporation.

5.	CAPITAL STOCK

5.1.	Certificates of Stock; Uncertificated Shares

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the President or any Vice President, and by the Treasurer, Secretary or any Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.2.	Lost Certificates

The Board of Directors, President, or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the board or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the board or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the board or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.

5.3.	Record Date
5.3.1.	Actions by Stockholders

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the DGCL. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

5.3.2.	Payments

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.4.	Stockholders of Record

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the DGCL.

6.	INDEMNIFICATION; INSURANCE

6.1.	Indemnity Undertaking

To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article 6.

6.2.	Advancement of Expenses

The Corporation shall reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided , however , that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

6.3.	Rights Not Exclusive

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Certificate of Incorporation, these Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4.	Continuation of Benefits

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

6.5.	Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 6, the Certificate of Incorporation or under Section 145 of the DGCL or any other provision of law.

6.6.	Binding Effect

The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators. No repeal or modification of this Article 6 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or there after arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

6.7.	Procedural Rights

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

6.8.	Service Deemed at Corporation’s Request

Any director or officer of the Corporation serving in any capacity (1) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (2) any employee benefit plan of the Corporation or any corporation referred to in clause (1) shall be deemed to be doing so at the request of the Corporation.

7.	GENERAL PROVISIONS

7.1.	Inspection of Books and Records

Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies or extracts from: (1) the Corporation’s stock ledger, a list of its stockholders, and its other books and records; and (2) other documents as required by law. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

7.2.	Dividends

The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.

7.3.	Reserves

The directors of the Corporation may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

7.4.	Execution of Instruments

All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

7.5.	Fiscal Year

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

7.6.	Seal

The corporate seal shall be in such form as the Board of Directors shall approve. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

* * * * *

The foregoing Amended and Restated Bylaws were adopted by the Board of Directors on this ___ day of __________________, 2010.

Name:
Title:

EXHIBIT D

FORMS OF LIMITED GUARANTEES

LIMITED GUARANTEE

Limited Guarantee, dated as of December 18, 2009 (this “Limited Guarantee”), by Shanghai Jin Jiang International Hotels (Group) Company Limited (the “Guarantor”), in favor of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), and Interstate Operating Company, L.P., a Delaware limited partnership (the “OP” and, together with the Company, the “Guaranteed Parties”).

1.         LIMITED GUARANTEE. To induce the Guaranteed Parties to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Hotel Acquisition Company, LLC, a Delaware limited liability company (“Parent”), HAC Merger Sub, Inc., a Delaware corporation (“MergerCo”), HAC Merger Partnership, LP, a Delaware limited partnership (“Merger Partnership”), and the Guaranteed Parties, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties, the due and punctual performance and discharge of the payment obligations of Parent and the other Purchaser Parties under the Merger Agreement (collectively, the “Obligations”); provided, that in no event shall the Guarantor’s liability under this Limited Guarantee exceed $12,500,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to 50% of the Obligations (subject to the Cap).

2.         NATURE OF GUARANTEE. The Guaranteed Parties shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Parties in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3.         CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Parties may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with any of the Purchaser Parties or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties, on the one hand, and Parent or the other Purchaser Parties, on the other hand, or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any

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other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the existence, structure or ownership of Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, the other Purchaser Parties or the Guaranteed Parties, whether in connection with the Obligations or otherwise; (h) the adequacy of any other means the Guaranteed Parties may have of obtaining repayment of any of the Obligations (i) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (j) any other event of circumstance, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligations). To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to the Purchaser Parties under the Merger Agreement or breach by the Guaranteed Parties of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Parties hereby covenant and agree that they shall not institute, and shall cause their respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing, except for claims (i) against the Guarantor under this Limited Guarantee, (ii) against Parent and the other Purchaser Parties under the Merger Agreement, (iii) against Capital Gathering, LLC under the CG Commitment Letter, (iv) against Thayer Hotel Investors V-A, L.P. under the Thayer Limited Guarantee or (v) against THI Inca V LLC under the THI Commitment Letter. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in

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equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Parties against Parent, the other Purchaser Parties or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, the other Purchaser Parties or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been irrevocably paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Parties in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

4.         NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed them by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

5.         REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)       the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s operating agreement or similar organizational documents or any Law or contractual restriction binding on the Guarantor or its assets;

(b)       all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

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(c)       this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)       the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.         NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Parties may assign or delegate their respective rights, interests or obligations hereunder to any other Person (whether by merger, consolidation or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by either of the Guaranteed Parties).

7.         NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt of transmittal is confirmed. All notices hereunder shall be delivered as set forth below or to such other Person or address or facsimile number as a party shall specify by notice in writing to the other party:

(i)	if to the Guaranteed Parties, to them at:

Interstate Hotels & Resorts, Inc.

4501 North Fairfax Drive, Suite 500

Arlington, VA 22203

Facsimile: (703) 542-0965

Attention: Christopher L. Bennett, Esq.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention:	Kelley D. Parker, Esq.

(ii)	if to the Guarantor, to it at:

Shanghai Jin Jiang International Hotels Development Co., Ltd.

25/F, 100 Yan An East Road

Shanghai, China Post Code: 200002

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Facsimile: (86-21) 6321 7720

Attention:	Chen Hao

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

Unit 1601, Jin Mao Tower

88 Century Avenue

Pudong, Shanghai 200121

People’s Republic of China

Facsimile: (86 21) 5047 0020

Attention:	Howard Wu, Esq.

8.         CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time and (ii) one year from the date of this Limited Guarantee (except to the extent that, prior to such anniversary date, the Guaranteed Parties shall have provided written notice to the Guarantor of claims under this Limited Guarantee). Notwithstanding the foregoing, in the event that the Guaranteed Parties or any of their respective Affiliates assert in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than (a) liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), (b) liability of Parent and the other Purchaser Parties under the Merger Agreement, (c) liability of Capital Gathering, LLC under the CG Commitment Letter, (d) liability of Thayer Hotel Investors V-A, L.P. under the Thayer Limited Guarantee or (e) liability of THI Inca V LLC under the THI Commitment Letter, then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of any Guarantor shall have any liability to the Guaranteed Parties with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Parties prevail in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Parties in connection with such litigation or proceeding.

9.         NO RECOURSE. The Guaranteed Parties agree that neither they nor any of their respective Affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or

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stockholders through Parent or the other Purchaser Parties or otherwise, whether by piercing of the corporate veil, by or through a claim on behalf of Parent or the other Purchaser Parties against the Guarantor or an Affiliate, or otherwise, by the enforcement of any assessment or by an legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, in each case except for their rights to recover (i) from the Guarantor under and to the extent provided in this Limited Guarantee and subject to the Cap and the other limitations described herein, (ii) from Parent and the other Purchaser Parties under the Merger Agreement, (iii) from Capital Gathering, LLC under the CG Commitment Letter, (iv) from Thayer Hotel Investors V-A, L.P. under the Thayer Limited Guarantee or (v) from THI Inca V LLC under the THI Commitment Letter. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Parties and their Affiliates against the Guarantor and any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders (in each case other than Parent, the other Purchaser Parties and Capital Gathering, LLC) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Except as contemplated under Section 6, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Parties (including any Person acting in a representative capacity) any rights or remedies against any Person.

10.       CONFIDENTIALITY. Except as required by Law, the Guaranteed Parties agree to keep this Limited Guarantee confidential and further agree not to file this Limited Guarantee with any Governmental Authority.

11.       GOVERNING LAW. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Limited Guarantee (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.

12.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.       COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SHANGHAI JIN JIANG INTERNATIONAL HOTELS (GROUP) COMPANY LIMITED
By:
Name: Title:

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IN WITNESS WHEREOF, the Guaranteed Parties have caused this Limited Guarantee to be executed and delivered as of the date first written above.

INTERSTATE HOTELS & RESORTS, INC.
By:
Name: Title:

INTERSTATE OPERATING COMPANY, L.P.

By: Interstate Hotels & Resorts, Inc., its General Partner
By:
Name: Title:

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LIMITED GUARANTEE

Limited Guarantee, dated as of December 18, 2009 (this “Limited Guarantee”), by Thayer Hotel Investors V-A, L.P. (the “Guarantor”), in favor of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), and Interstate Operating Company, L.P., a Delaware limited partnership (the “OP” and, together with the Company, the “Guaranteed Parties”).

1.         LIMITED GUARANTEE. To induce the Guaranteed Parties to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Hotel Acquisition Company, LLC, a Delaware limited liability company (“Parent”), HAC Merger Sub, Inc., a Delaware corporation (“MergerCo”), HAC Merger Partnership, LP, a Delaware limited partnership (“Merger Partnership”), and the Guaranteed Parties, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties, the due and punctual performance and discharge of the payment obligations of Parent and the other Purchaser Parties under the Merger Agreement (collectively, the “Obligations”); provided, that in no event shall the Guarantor’s liability under this Limited Guarantee exceed $50,500,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to 50% of the Obligations (subject to the Cap).

2.         NATURE OF GUARANTEE. The Guaranteed Parties shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Parties in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3.         CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Parties may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with any of the Purchaser Parties or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties, on the one hand, and Parent or the other Purchaser Parties, on the other hand, or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the existence, structure or ownership of Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, the other Purchaser Parties or the Guaranteed Parties, whether in connection with the Obligations or otherwise; (h) the adequacy of any other means the Guaranteed Parties may have of obtaining repayment of any of the Obligations (i) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (j) any other event of circumstance, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligations). To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to the Purchaser Parties under the Merger Agreement or breach by the Guaranteed Parties of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Parties hereby covenant and agree that they shall not institute, and shall cause their respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing, except for claims (i) against the Guarantor under this Limited Guarantee, (ii) against Parent and the other Purchaser Parties under the Merger Agreement, (iii) against THI V Inca LLC under the THI Commitment Letter, (iv) against Shanghai Jin Jiang International Hotels (Group) Company Limited under the Jin Jiang Limited Guarantee or (v) against Capital Gathering, LLC under the CG Commitment Letter. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance,

2

reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, the other Purchaser Parties or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Parties against Parent, the other Purchaser Parties or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, the other Purchaser Parties or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been irrevocably paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Parties in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

4.         NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed them by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

5.         REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)       the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s operating agreement or similar organizational documents or any Law or contractual restriction binding on the Guarantor or its assets;

(b)       all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

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(c)       this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)       the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.         NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Parties may assign or delegate their respective rights, interests or obligations hereunder to any other Person (whether by merger, consolidation or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by either of the Guaranteed Parties).

7.         NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt of transmittal is confirmed. All notices hereunder shall be delivered as set forth below or to such other Person or address or facsimile number as a party shall specify by notice in writing to the other party:

(i)	if to the Guaranteed Parties, to them at:

Interstate Hotels & Resorts, Inc.

4501 North Fairfax Drive, Suite 500

Arlington, VA 22203

Facsimile: (703) 542-0965

Attention: Christopher L. Bennett, Esq.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention:	Kelley D. Parker, Esq.

(ii)	if to the Guarantor, to it at:

Hotel Acquisition Company, LLC

c/o Thayer Lodging Group, Inc.

1997 Annapolis Exchange Parkway,

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Suite 550

Annapolis, Maryland 21403

Facsimile: (410) 268-1582

Attention: Bruce G. Wiles

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 13th Street, NW

Washington, DC 20004

Facsimile: (202) 637-5910

Attention:	Carol Weld King, Esq.

8.         CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time and (ii) one year from the date of this Limited Guarantee (except to the extent that, prior to such anniversary date, the Guaranteed Parties shall have provided written notice to the Guarantor of claims under this Limited Guarantee). Notwithstanding the foregoing, in the event that the Guaranteed Parties or any of their respective Affiliates assert in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than (a) liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), (b) liability of Parent and the other Purchaser Parties under the Merger Agreement, (c) liability of THI V Inca LLC under the THI Commitment Letter, (d) liability of Shanghai Jin Jiang International Hotels (Group) Company Limited under the Jin Jiang Limited Guarantee or (e) liability of Capital Gathering, LLC under the CG Commitment Letter, then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of any Guarantor shall have any liability to the Guaranteed Parties with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Parties prevail in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Parties in connection with such litigation or proceeding.

9.         NO RECOURSE. The Guaranteed Parties agree that neither they nor any of their respective Affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders through Parent or the other Purchaser Parties or otherwise, whether by piercing of the

5

corporate veil, by or through a claim on behalf of Parent or the other Purchaser Parties against the Guarantor or an Affiliate, or otherwise, by the enforcement of any assessment or by an legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, in each case except for their rights to recover (i) from the Guarantor under and to the extent provided in this Limited Guarantee and subject to the Cap and the other limitations described herein, (ii) from Parent and the other Purchaser Parties under the Merger Agreement (iii) from THI V Inca LLC under the THI Commitment Letter, (iv) from Shanghai Jin Jiang International Hotels (Group) Company Limited under the Jin Jiang Limited Guarantee or (v) from Capital Gathering, LLC under the CG Commitment Letter. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Parties and their Affiliates against the Guarantor and any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders (in each case other than Parent, the other Purchaser Parties and THI V Inca LLC) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Except as contemplated under Section 6, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Parties (including any Person acting in a representative capacity) any rights or remedies against any Person.

10.       CONFIDENTIALITY. Except as required by Law, the Guaranteed Parties agree to keep this Limited Guarantee confidential and further agree not to file this Limited Guarantee with any Governmental Authority.

11.       GOVERNING LAW. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Limited Guarantee (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.

12.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.       COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

THAYER HOTEL INVESTORS V-A, L.P.

By: Thayer Hotel Investments V LLC Its General Partner
By:
Name: Title:

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IN WITNESS WHEREOF, the Guaranteed Parties have caused this Limited Guarantee to be executed and delivered as of the date first written above.

INTERSTATE HOTELS & RESORTS, INC.
By:
Name: Title:

INTERSTATE OPERATING COMPANY, L.P.

By: Interstate Hotels & Resorts, Inc., its General Partner
By:
Name: Title:

8